                                                                     Exhibit 2.1


                            ASSET PURCHASE AGREEMENT


                                 by and between


                                   CORIO, INC.


                                       and


                           QWEST CYBER.SOLUTIONS LLC,


                           Dated as of August 1, 2002







































--------------------------------------------------------------------------------
Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                  Page
                                                                                  ----
ARTICLE I PURCHASE AND SALE OF ASSETS; ASSIGNMENT AND ASSUMPTION
     OF LIABILITIES ..............................................................   1

     1.1   Purchase and Sale of Assets ...........................................   1
     1.2   Assumption of Liabilities .............................................   3
     1.3   Excluded Liabilities ..................................................   4
     1.4   License Grant to Buyer ................................................   5
     1.5   License Grant to Seller ...............................................   5
     1.6   Deemed Ownership of Intellectual Property .............................   6

ARTICLE II PURCHASE PRICE ........................................................   6

     2.1   Purchase Price ........................................................   6

ARTICLE III CLOSING ..............................................................   6

     3.1   Closing Date ..........................................................   6
     3.2   Location of Closing ...................................................   6
     3.3   Deliveries by Seller ..................................................   6
     3.4   Deliveries by Buyer ...................................................   7

ARTICLE IV CONDITIONS OF CLOSING .................................................   8

     4.1   Mutual Condition Precedent to Closing .................................   8
     4.2   Conditions to Obligations of Buyer ....................................   8
     4.3   Conditions to Obligations of Seller ...................................   9

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER ...............................   9

     5.1   Organization and Related Matters ......................................   9
     5.2   Authorization; No Conflicts ...........................................  10
     5.3   Approvals .............................................................  10
     5.4   No Brokers or Finders .................................................  10
     5.5   Legal Proceedings .....................................................  10
     5.6   Title; Purchased Assets ...............................................  10
     5.7   Compliance with Law ...................................................  11
     5.8   Assigned Contracts ....................................................  11
     5.9   Employment Matters; Employee Benefits .................................  12
     5.10  Accounts Receivable ...................................................  13
     5.11  Books and Records .....................................................  13
     5.12  Assets Utilized in the Business .......................................  13
     5.13  Intellectual Property .................................................  14
     5.14  No Liquidation, Insolvency, Winding-Up ................................  14
     5.15  Unaudited Statement of Purchased Assets and Assumed Liabilities;
           Undisclosed Liabilities ...............................................  14
     5.16  Sole Conduct and Ownership of the Business ............................  15

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                                TABLE OF CONTENTS
                                  (Continued)

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ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER ...............................  15

     6.1   Organization and Related Matters ......................................  15
     6.2   Authorization; No Conflicts ...........................................  15
     6.3   Approvals .............................................................  15
     6.4   Funding ...............................................................  15
     6.5   No Brokers or Finders .................................................  15
     6.6   Legal Proceedings .....................................................  16
     6.7   Solely Seller Obligation ..............................................  16

ARTICLE VII COVENANTS WITH RESPECT TO CONDUCT PRIOR TO CLOSING ...................  16

     7.1   Access ................................................................  16
     7.2   Compliance With Regulations ...........................................  16
     7.3   Filings and Consents; Cooperation .....................................  17
     7.4   Conduct of Business ...................................................  17
     7.5   Employment Matters ....................................................  19
     7.6   Transaction Documents .................................................  21
     7.7   Update of Disclosure Schedule; Notification of Certain Matters ........  21
     7.8   Tax Allocation ........................................................  22

ARTICLE VIII ADDITIONAL CONTINUING COVENANTS .....................................  23

     8.1   Confidentiality .......................................................  23
     8.2   Change of Name ........................................................  23
     8.3   Sales and Use Taxes ...................................................  23
     8.4   Tax Matters ...........................................................  23
     8.5   Post-Closing Cooperation ..............................................  24
     8.6   Non-Competition; Non-Solicitation .....................................  25
     8.7   No Shop ...............................................................  27
     8.8   Publicity and Reports .................................................  27
     8.9   Financial Statements ..................................................  28

ARTICLE IX INDEMNIFICATION .......................................................  28

     9.1   Obligations of Seller .................................................  28
     9.2   Obligations of Buyer ..................................................  28
     9.3   Definition of Loss with Respect to ASP Contracts ......................  28
     9.4   Limit of Indemnification. The indemnification obligation pursuant to Section 9.3 shall be Buyer's sole remedy after the Closing
           Date for any Losses except with respect to such claims and damages arising directly out of a Seller's fraud or willful or intentional misconduct ................................................  30
     9.5   Procedure .............................................................  30
     9.6   Indemnification Threshold; Maximum Losses .............................  31
     9.7   Cooperation ...........................................................  31
     9.8   Damages ...............................................................  31

                                      -ii-

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                                TABLE OF CONTENTS
                                  (Continued)

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     9.9   Escrow Arrangements ...................................................  31

ARTICLE X TERMINATION OF OBLIGATIONS .............................................  32

     10.1  Termination of Agreement ..............................................  32
     10.2  Effect of Termination .................................................  33
     10.3  Survival of Representations and Warranties and Covenants ..............  33

ARTICLE XI GENERAL ...............................................................  34

     11.1  General Rules of Construction .........................................  34
     11.2  Amendments; Waivers ...................................................  34
     11.3  Schedules; Exhibits; Integration ......................................  34
     11.4  Governing Law .........................................................  34
     11.5  No Assignment .........................................................  34
     11.6  Headings ..............................................................  34
     11.7  Counterparts ..........................................................  34
     11.8  Successors and Assigns; No Third Party Beneficiaries ..................  35
     11.9  Notices ...............................................................  35
     11.10 Expenses ..............................................................  36
     11.11 Attorney Fees .........................................................  36
     11.12 Waiver ................................................................  36
     11.13 Other Remedies ........................................................  36
     11.14 Representation By Counsel; Interpretation .............................  36
     11.15 Severability ..........................................................  36

                            ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement") is entered into as of August 1, 2002 by and between Corio, Inc., a Delaware corporation ("Buyer"), and Qwest Cyber.Solutions LLC, a Delaware limited liability company ("Seller"). Capitalized terms used in this Agreement and not otherwise defined have the meanings stated in Annex 1. The parties agree as follows:

                                   BACKGROUND

A.   Seller is engaged in the Business.

B. Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase and assume from Seller, substantially all of the assets and certain related liabilities of the Business (the specific assets and liabilities to be set forth herein in more detail) on the terms and conditions set forth in this Agreement.

                                   ARTICLE I
                   PURCHASE AND SALE OF ASSETS; ASSIGNMENT AND
                            ASSUMPTION OF LIABILITIES

1.1  Purchase and Sale of Assets.

     1.1.1 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, at the Closing Seller will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase, acquire and accept from Seller, all of Seller's right, title and interest in and to all assets, properties, rights, privileges, claims and contracts, real, personal and mixed, tangible and intangible, absolute or contingent, that are material to or primarily related to the operation of the Business, wherever located, other than Retained Assets, free and clear of all Encumbrances (collectively, the "Purchased Assets"), including but, except with respect to clauses (a) and (e), not limited to, the following:

            (a) all rights under the ASP Contracts listed on Schedule 1.1.1(a)-1, the ISV Contracts listed on Schedule 1.1.1(a)-2, the Software Contracts listed Schedule 1.1.1(a)-3, the Additional Contracts listed on Schedule 1.1.1(a)-4, and any Contracts added to the foregoing schedules pursuant to Section 7.7.1 (the foregoing Contracts (excluding any Contracts removed from the foregoing schedules pursuant to Section 7.7.1) are referred to herein as the "Assigned Contracts"), but not any other Contracts;

            (b) all rights to termination or similar fees with respect to any ASP Contracts included on Schedule 1.1.1(a)-1 on the date of this Agreement (other than the Termination Pending Contract) which are terminated prior to the Closing Date;

            (c) the right to 50% of the termination payment, if any, made in connection with the termination of Termination Pending Contract;

            (d) all computers, servers, routers, firewalls and related assets listed on Schedule 1.1.1(d) (the "Computer Equipment);

            (e) the Trademarks listed on Schedule 1.1.1(e) (collectively, the "Transferred Trademarks"), and all goodwill of Seller associated therewith, but not any other Trademark;

            (f) all accounts receivable arising out of the Business, including those listed on the accounts receivable aging schedule as of July 21, 2002 attached as Schedule 1.1.1(f) that remain unpaid as of the Closing, and any other accounts receivable that arise out of the operation of the Business through the date of the Closing (the "Accounts Receivable");

            (g) all books and records relating to customers of the Business, the Purchased Assets, the Accounts Receivable and the Assumed Liabilities, and all other books and records directly relating to the Business (the "Transferred Records");

            (h) all Know How and Copyrights (but not Patents) owned and used by Seller in the Business as of the Closing Date in: (i) any methods and procedures specifically directed to managing Oracle ERP software, SAP applications, PeopleSoft financial and HR applications, Ariba e-commerce applications, or Siebel customer relationship management software (the foregoing software is collectively referred to as "Subject Software"); (ii) any scripts, software tools and utilities specifically directed to managing the Subject Software; (iii) any written documentation prepared to enable Seller to manage the Subject Software; provided, however, that the foregoing sections (i) through (iii) shall not be deemed to include any method or procedure, script, software tool, utility, or written documentation specifically directed to monitoring the Subject Software; and (iv) the items set forth on Schedule 1.1.1(h);

            (i) All rights to damages for the breach, infringement or misappropriation, as the case may be, after the date of this Agreement of any of the foregoing and all rights to collect for non-payment under any Account Receivable and any ASP Contract that is an Assigned Contract.

In addition, all assets of any sort transferred to Buyer pursuant to Section 3 of the Joinder Agreement shall be deemed to be Purchased Assets for all purposes under this Agreement.

     1.1.2  Retained Assets. The Retained Assets are:

            (a) the PSO Contracts, the SAP license for Seller's internal financial reporting and the Clarify license and the Contracts listed on Schedule 1.1.2(a) (the "Retained Contracts");

            (b) cash, cash equivalents, bank accounts and similar investments;

            (c) securities;

            (d) other than those assets described in Sections (a) through (i) of
            Section 1.1.1 and the schedules referenced therein: (i) all Intellectual Property Rights developed by or for and owned by Seller or its Affiliates, (ii) the name "Qwest," either alone or in conjunction with other words or phrases, including "Qwest Cyber.Solutions," and any derivation or variant thereof, and (iii) all Software and other written documentation developed by or for and owned by Seller or its Affiliates;

            (e) accounts receivable not arising out of the operation of the Business;

            (f) other than those assets described in Sections (a) through (i) of
            Section 1.1.1 and the schedules referenced therein, any other asset owned, leased or licensed by Seller (other than an asset that is material to or primarily related to the operation or conduct of the Business) that is primarily used in the PSO Business as of the date hereof or that Seller or its Affiliates will use primarily to provide services to Buyer under the Wholesale Services Agreement;

            (g) any leasehold interest in real property and any interest in and to all improvements, equipment, furniture, fixtures, machinery , other tangible personal property, and if the Real Estate Agreement is not executed, materials and supplies contained therein or thereon; and

            (h) the right to 50% of the termination payment, if any, made in connection with the Termination Pending Contract.

            The assets described in this Section 1.1.2 are collectively referred herein as the "Retained Assets" and Seller will not sell, transfer, assign or convey to Buyer any right or interest in or to the Retained Assets.

1.2 Assumption of Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Buyer will assume and agree to pay, perform and discharge as and when due the following, and only the following, liabilities (collectively, the "Assumed Liabilities"):

            (a) any liabilities or obligations to be paid or performed after the Closing Date that arise from or out of the performance or non-performance of the Assigned Contracts after the Closing Date other than any liabilities or obligations arising from a breach by Seller, or in the case of a Non-Seller Assigned Contract, the breach by the Affiliate of Seller that is party to the Contract, of an Assigned Contract; provided that, Buyer shall not assume any liability or obligation relating to royalty payments or license fees under any ISV Contract, Software Contracts or Additional Contract except as set forth on Schedule 1.1.1(a)-4-5;

            (b) any liabilities or obligations relating to Transferred Employees that arise from or out of Buyer's employment or termination of the Transferred Employees after the Closing Date;

            (c) any liabilities or obligations incurred, arising from or out of, in connection with or as a result of claims made by or against Buyer or Seller with respect to the operation of the Business by or on behalf of Buyer that arise out of events occurring on or after the Closing Date; and

            (d) all Payables.

     Buyer's assumption of the Assumed Liabilities will be effected by Buyer's delivery to Seller of a duly executed Assumption Agreement. Buyer agrees that to the extent that Seller requires and obtains Approvals with respect to any of the Assigned Contracts, Seller and Buyer will use Commercially Reasonable Efforts to effect a novation of such Assigned Contracts to Buyer.

1.3 Excluded Liabilities. Except for the Assumed Liabilities specifically set forth in Section 1.2 above, Buyer is not assuming, the Assumed Liabilities expressly exclude, and Seller and its Affiliates will retain, any debt, liability, duty or obligation, whether known or unknown, fixed or contingent, of Seller or its Affiliates (the "Excluded Liabilities"). Without limiting the foregoing, Excluded Liabilities include liabilities arising from or related to:

            (a) Seller's or its Affiliates' operations, whenever arising or incurred, or Seller's ownership or operation of the Business and Purchased Assets through the Closing Date including liabilities arising from guarantees or warranties under any Assigned Contract related thereto;

            (b) Any contracts relating to the Business that are not Assigned Contracts;

            (c) any Transferred Employee that accrues or arises as of or prior to the Closing Date, or any of Seller's other agents, consultants, independent contractors, employees or former employees, whenever arising, in each case including workers' compensation, paid time off/accrued vacation, severance, salary, bonuses or under any Plan, whether or not the person in question accepts employment with Buyer in connection with the Transactions;

            (d) any implied or explicit guarantee or warranty obligations of Seller or its Affiliates with respect to the Business entered into prior to the Closing Date, except as to post-Closing obligations in the Assigned Contracts;

            (e) the Retained Assets,

            (f) any intercompany loans or payables;

            (g) any Orders or Actions arising from or out of, or in connection the operation of the Business prior to the Closing Date;

            (h) any Benefits Liabilities; and

            (i) liabilities for Taxes of Seller or Taxes attributable to the ownership of the Purchased Assets or operation of the Business for any taxable period (or portion of any period) ending on or prior to the Closing Date.

1.4 License Grant to Buyer. Effective as of the Closing and only upon Closing, Seller hereby grants to Buyer a non-exclusive, royalty-free, worldwide, perpetual, irrevocable, non-terminable, license, under all Licensed Intellectual Property Rights, to conduct a Covered Business. Buyer may grant sublicenses of the foregoing license only to Buyer's Affiliates and other third parties and only to the extent reasonably necessary to enable Buyer or its Affiliates to conduct a Covered Business. Buyer may assign the foregoing license only in connection with a Change of Control of Buyer or to an Affiliate of Buyer that is conducting (or for the purpose of conducting) a Covered Business. The foregoing license granted to Buyer is, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, a license to "Intellectual Property Rights" as defined thereunder. Notwithstanding any provision contained herein to the contrary, if Seller is under any proceeding under the Bankruptcy Code and the trustee in bankruptcy of Seller, or Seller, as a debtor in possession, rightfully elects to reject the license granted to Buyer, Buyer may, pursuant to 11 U.S.C. Section 365(n)(1) and (2), retain any and all of Buyer's rights under such license, to the maximum extent permitted by law.

1.5 License Grant to Seller. Effective as of the Closing and only upon Closing, Buyer hereby grants to Seller a non-exclusive, royalty-free, worldwide, perpetual, irrevocable, non-terminable, license, under the Know-How and Copyrights described in Section 1.1.1(h), to conduct a Covered Business, subject to the prohibitions in Section 8.6. Seller may grant sublicenses of the foregoing license only to Seller's Affiliates and other third parties and only to the extent reasonably necessary to enable Buyer or its Affiliates to conduct a Covered Business, provided that the sublicense shall not permit the licensee to conduct any activity that would if conducted by Seller, together with the activities being conducted by Seller and its other sublicensees hereunder, be prohibited under Section 8.6 (for the term thereof). Seller may assign the foregoing license only in connection with a Change of Control of Seller or to an Affiliate of Seller who is conducting (or for the purpose of conducting) a Covered Business, provided that the assignee agrees in writing that it shall not use the license to conduct any activity that would if conducted by Seller be prohibited in Section 8.6 (for the term thereof). The foregoing license granted to Seller is, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, a license to "Intellectual Property Rights" as defined thereunder. Notwithstanding any provision contained herein to the contrary, if Buyer is under any proceeding under the Bankruptcy Code and the trustee in bankruptcy of Buyer, or Buyer, as a debtor in possession, rightfully elects to reject the license granted to Seller, Seller may, pursuant to 11 U.S.C. Section 365(n)(1) and (2), retain any and all of Seller's rights under such license, to the maximum extent permitted by law.

1.6 Deemed Ownership of Intellectual Property. Notwithstanding anything else in this Agreement, any Intellectual Property Rights owned by an Affiliate of Seller that were developed, invented, created or authored by Shifted Seller Employees, both during their employment with Seller and after such employees were transferred from Seller to an Affiliate of Seller, shall be deemed to be Intellectual Property Rights owned by Seller for all purposes under this Agreement. For the purposes of this Agreement, "Shifted Seller Employee" shall mean an individual who was, within one year prior to the effective date of this Agreement, an employee of Seller, and who was, during such one year period, transferred from Seller to become an employee of an Affiliate of Seller.

                                   ARTICLE II
                                 PURCHASE PRICE

2.1 Purchase Price. Subject to the terms and conditions hereof, Buyer will purchase the Purchased Assets and assume the Assumed Liabilities for an aggregate cash purchase price of Fifteen Million Dollars ($15,000,000) (the "Purchase Price"). On the Closing Date, Buyer will (i) pay or cause to be paid to Seller by wire transfer in immediately available funds to an account or accounts identified by Seller an amount equal to (a) the Purchase Price (b) less One Million Five Hundred Thousand Dollars ($1,500,000) and (ii) will transfer or cause to be transferred to the Escrow Agent One Million Five Hundred Thousand Dollars (the "Escrow Amount").

                                  ARTICLE III
                                    CLOSING

3.1 Closing Date. The closing of the Transactions (the "Closing") will take place at 10 A.M. California time on the second (2nd) Business Day after the satisfaction, or waiver by the party for whom such action is a condition to the Closing, of the conditions in Article IV (other than such conditions that, by their terms, are to be satisfied or waived on the Closing Date), or at such other time as Seller and Buyer may mutually agree. The date upon which the Closing occurs is herein called the "Closing Date."

3.2 Location of Closing. The Closing will take place at the offices of Seller's counsel, O'Melveny & Myers LLP, 275 Battery Street, 26th Floor, San Francisco, California, or at such other location as the parties mutually agree.

3.3 Deliveries by Seller. At or prior to the Closing, Seller shall, at Seller's sole cost, in the manner and form, and to the locations, reasonably specified by Buyer, deliver to Buyer or other entity designated by Buyer, title to all of the Purchased Assets in their present location, or in the case of intangible property, such instruments (other than third-party consents) as are necessary or desirable to document and to transfer such assets from Seller to buyer in accordance with this Section 3.3. Without limiting the foregoing, (a) all Software included in the Purchased Assets that is not already loaded on servers included in the Purchased Assets, shall be delivered to Buyer by electronic means and (b) any tangible embodiments of the Licensed Intellectual Property Rights and any tangible embodiments of the Know-How and Copyrights described in
Section 1.1.1(h) shall be delivered to Buyer in a medium reasonably requested by Buyer. To the extent that Buyer cannot be granted title to or possession of certain Purchased Assets as of the Closing, those assets shall be held by Seller for and on behalf of Buyer until such time as Buyer or its designee is granted title or possession thereof and during such period Seller shall bear all risk of loss with respect to such assets. Without limiting the foregoing, at or prior to the Closing, Seller will deliver to Buyer:

            (a) Duly executed copies of the Assumption Agreement, the Bill of Sale, the Sales Agency Agreement (subject to Section 7.6), if any, the Wholesale Services Agreement, the Joinder Agreement, the Administrative Services Agreement, the Real Estate Agreement (if pursuant to Section 7.6 Buyer requests a Real Estate Agreement) and all other instruments and documents executed and delivered by any Person in connection with the consummation of any of the Transactions contemplated hereby and thereby (collectively, the "Transaction Documents").

            (b) the executed Approvals listed on Schedule 4.2.6. in such form as is reasonably acceptable to Buyer.

            (c) Originals, if available, or copies of all Assigned Contracts including all amendments and supplements, exhibits, ancillary agreements, and material correspondence related thereto.

            (d) A certificate of Seller certifying that: (i) the conditions set forth in Sections 4.1 and 4.2 have been satisfied by Seller; and
            (ii) to Seller's Knowledge, there has not been, nor has any event occurred that would reasonably be expected to result in, a Material Adverse Effect.

            (e) An instrument of assignment of the Transferred Trademarks and an instrument of assignment of the Copyrights described in Section 1.1.1(h), each in customary form and substance as prepared by Buyer's counsel and reasonably acceptable to Seller.

            (f) Such other good and sufficient instruments of conveyance, assignment and transfer, excluding any consents to assign or acknowledgments of assignment, in form and substance reasonably acceptable to Buyer's counsel, as shall be effective to vest in Buyer good and valid title in and to the Purchased Assets.

            (g) Such certificates, filings or other documents necessary or appropriate to evidence that Seller has removed the Encumbrances listed on Schedule 5.6 and is delivering good and valid title to each of the Purchased Assets free and clear of any Encumbrances.


3.4 Deliveries by Buyer. At or prior to the Closing, Buyer will deliver to Seller or Escrow Agent, as applicable:

            (a) The Purchase Price as described in Section 2.1.

            (b) Subject to Section 7.6 duly executed copies of the Transaction Documents to which Buyer is a Party.

            (c) A certificate of Buyer certifying that the conditions set forth in Sections 4.1 and 4.3 have been satisfied by Buyer.

                                   ARTICLE IV
                              CONDITIONS OF CLOSING

4.1 Mutual Condition Precedent to Closing. The respective obligations of each party to effect the Closing are subject to the satisfaction of the condition, unless waived in writing by both parties at or before the Closing of the following conditions:

     4.1.1 Governmental Action., No court or any other Governmental Entity shall have issued or released an Order restraining or prohibiting the Transactions, no Governmental Entity shall have commenced or threatened in writing to commence any Action before any court of competent jurisdiction or other Governmental Entity that seeks to restrain or prohibit the consummation of the Transactions or otherwise seeks a remedy that would prohibit or materially and adversely affect the consummation of the Transactions, and no Regulation shall have been enacted by any Governmental Entity that makes the consummation of the Transactions illegal; provided, however, that the parties will use Commercially Reasonable Efforts to cause any such Order, Action or Regulation to be vacated, dismissed or lifted.

     4.1.2 Statement From Accountants. Neither party shall have been informed by its accountants that it will be impossible to audit the financial statements of the Business to be prepared pursuant to Section 8.9 within the time period required by Section 8.9.

4.2 Conditions to Obligations of Buyer. The obligation of Buyer to effect the Closing is subject to the satisfaction (or waiver by Buyer) at or before the Closing of the following conditions:

     4.2.1 Representation and Warranties. The representations and warranties of Seller contained herein on the date hereof (excluding any updates to the Disclosure Schedule pursuant to Section 7.7.1), except as to changes contemplated or explicitly permitted by this Agreement, must be true and correct in all material respects as of the Closing, other than those qualified by materiality, which must be true in all respects, as if made as of the Closing.

     4.2.2 Covenants. Seller must have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

     4.2.3 Deliveries. Seller must have delivered to Buyer all items required by Section 3.3.

     4.2.4 No Material Adverse Effect. There must not have been, or no event can have occurred that would reasonably be expected to result in, a Material Adverse Effect.

     4.2.5 Joinder Agreement. Qwest Services Corporation, as Seller's parent, must have executed and delivered a joinder agreement in the form attached as Exhibit E (the "Joinder Agreement") and the representation and warranties contained in Section 1 of the Joinder Agreement must be true and correct in all material respects as of the Closing.

     4.2.6 Software Contracts. Seller shall have obtained assignments or consents to assignment in such form as is reasonably acceptable to Buyer to the Software Contracts and ISV Contracts listed on Schedule 4.2.6.

4.3 Conditions to Obligations of Seller. The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver by Seller) on or before the Closing of the following conditions:

     4.3.1 Representations and Warranties. The representations and warranties of Buyer contained herein on the date hereof, except as to changes contemplated or explicitly permitted by this Agreement, must be true and correct in all material respects as of the Closing, other than those qualified by materiality, which must be true in all respects, as if made as of the Closing.

     4.3.2 Covenants. Buyer must have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

     4.3.3 Deliveries. Buyer must have delivered to Seller all items required by Section 3.4.

     4.3.4 Waiver by Buyer. If Seller has not delivered one or more Approvals required by Section 4.2.6, and Buyer has waived the requirement of their delivery in order to proceed with the Closing, then Seller must have received from Buyer a waiver of any liability of Seller and its Affiliates to Buyer with respect to any breach of any covenant, agreement, representation or warranty contained in this Agreement arising from or relating to Seller's failure to deliver such Approval(s).

                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer that except as otherwise indicated on the Disclosure Schedule:

5.1 Organization and Related Matters. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all necessary power and authority to own its properties and to carry on the Business and to own and use the Purchased Assets in the Business as presently conducted. Seller is a wholly owned subsidiary of Qwest Services Corporation which is a wholly-owned subsidiary of and the primary operating subsidiary of Qwest Communications International Inc.

5.2 Authorization; No Conflicts. Seller has all necessary power and authority to execute, deliver and perform this Agreement and the Transaction Documents to which it is a party and to sell, convey and assign the Purchased Assets in accordance with the terms hereof. The execution, delivery and performance of this Agreement and the Transaction Documents by Seller have been duly and validly authorized by all necessary action on Seller's part. This Agreement and the Transaction Documents have been duly executed and delivered by Seller and constitute Seller's legally valid and binding obligations, enforceable against Seller in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally. Seller's execution, delivery and performance of this Agreement and the Transaction Documents will not conflict with, violate, or constitute a breach or default under Seller's Organizational Documents, or any Regulation or Order to which Seller or any of its Affiliates is subject, and will not conflict with, or result in any violation of, or default under, or give rise to a right of termination, cancellation, modification, or acceleration of any obligation or loss of any benefit under any Contract to which Seller or any of its Affiliates is a party, including the Assigned Contracts, or by which the Purchased Assets are bound.

5.3 Approvals. No Approvals by any Governmental Entity and no material Approvals by any Person not a party (including a party to any agreement with Seller) to this Agreement are required in connection with the execution or performance of this Agreement by Seller or the consummation of the Transactions. With respect to each of the Assigned Contracts, except as listed on Schedule 5.3, no Approval is required in connection with the execution or performance of this Agreement or the consummation of the Transactions, which if not obtained would result in a material conflict with or material violation of or material default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation payment of any benefit or loss of any benefit under such Assigned Contract.

5.4 No Brokers or Finders. No agent, broker, finder, investment or commercial banker or other Person, Governmental Entity or firm engaged by or acting on behalf of Seller or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the consummation of the Transactions, is or will be entitled to any broker's or finder's or similar fees or other commissions payable by Buyer as a result of this Agreement or the Transactions.

5.5 Legal Proceedings. There is no Order or Action pending or, to Seller's Knowledge, threatened against or affecting Seller or any of its Affiliates that individually or when aggregated with one or more other Orders or Actions has or if determined adversely would reasonably be expected to have a (a) Material Adverse Effect, (b)constitute an Assumed Liability or (c) be binding upon any Purchased Assets.

5.6  Title; Purchased Assets.

            (a) Seller has good and marketable title to, or valid leasehold interests in, each of the Purchased Assets, free and clear of any Encumbrances. Seller has all rights, power and authority to sell, convey, assign, transfer and deliver to Buyer, in accordance with the terms of this Agreement, all of Seller's right, title and interest (including leasehold interests) in the Purchased Assets. Other than the leased Computer Equipment and Software Contracts listed on Schedule 5.6, no Purchased Assets are leased by Seller. At the Closing, Seller will deliver title to, and all of Seller's rights and interests (including leasehold interests) in, the Purchased Assets to Buyer, and Buyer will have acquired good and marketable title in and to, and all of Seller's rights and interests (including leasehold interests) in, each of the Purchased Assets, free and clear of any Encumbrance, subject, in the case of Contracts (but without limiting the representations set forth in Sections 5.3 and 5.8 hereof), to the rights of the other party to the Contract.

            (b) The Purchased Assets that are physical assets are in good working order and repair and are regularly and properly maintained as required for their current use in the Business, ordinary wear and tear excepted.

5.7 Compliance with Law. Seller has materially complied with, and is in material compliance with, all Regulations applicable to Seller in connection with the Business or by which any of the Purchased Assets is bound or affected.

5.8 Assigned Contracts. With the exception of the relevant Retained Contracts, the Assigned Contracts are all of the Contracts primarily related to the operation of the Business by Seller, and include all ISV Contracts, ASP Contracts and Software Contracts to which Seller is a party. None of the Assigned Contracts is a PSO Contract or relates to the PSO Business. Seller has delivered to Buyer true, correct and complete copies of the Assigned Contracts, including all amendments and supplements, exhibits, ancillary agreements, and all material correspondence related thereto. Each Assigned Contract is in full force and effect and is a binding obligation of the other party thereto, and Seller, or in the case of a Non-Seller Assigned Contract, the Affiliate of Seller that is party to the Assigned Contract, is not subject to any default thereunder, nor, to Seller's Knowledge, is any party obligated to Seller or in the case of a Non-Seller Assigned Contract, the Affiliate of Seller that is party to the Assigned Contract, pursuant to any such Assigned Contract subject to any default thereunder. No party to any Assigned Contract has informed Seller of its intention to terminate or not renew such Assigned Contracts. No issue has been raised by any party out of the Ordinary Course that, if unresolved, would result in the termination or nonrenewal of such Assigned Contract. Seller or in the case of a Non-Seller Assigned Contract, the Affiliate of Seller that is the party to the Assigned Contract, is in full compliance with all Assigned Contracts, and has neither breached, violated or defaulted under, nor received notice that Seller has breached, violated or defaulted under, any of the terms or conditions of any Assigned Contract. Neither the consummation of the Transactions nor the assignment of any Assigned Contract will cause Buyer to be required to pay amounts or consideration under any Assigned Contract greater than such amounts or consideration that Seller would have been required to pay had the Transactions or assignment not occurred. Schedule 5.8 sets forth, for each ASP Contract which constitutes an Assigned Contract, the gross revenue recognized by Seller attributable to each such contract for the 6 months ended June 30, 2002 and the committed revenues under each such contract for the 12 months following the date hereof (assuming no termination of any such contract), subject to the disclosures set forth on Schedule 5.8.

5.9  Employment Matters; Employee Benefits.

            (a) Schedule 5.9(a) lists all employees of Seller or its Affiliates who are currently principally utilized in the Business as of the date of this Agreement (the "Specified Employees"), showing for each such Specified Employee: (i) a list of all remuneration payable and other benefits that Seller is bound to provide (whether at present or in the future) to each such employee, or any person connected with any such employee, and including, if any, particulars of all profit sharing, incentive and bonus arrangements to which Seller is a party, whether legally binding or not, (ii) the date of hire,
            (iii) leave status (including type of leave), (iv) visa status, and
            (v) whether such employee is an independent contractor or is an employee of any entity other than Seller. All Specified Employees are employees of Qwest Services Corporation or an Affiliate thereof (other than Seller).

            (b) As of the date of this Agreement, none of the Specified Employees has given to Seller written or oral notice of termination of employment and Seller has not given notice of any workforce reduction to any Specified Employee or Governmental Entity or started consultations with any trade union pursuant to any Regulation.

            (c) Except as set forth on Schedule 5.9(c), Seller is not a party to any employment agreement, written or oral, relating to any Specified Employee who cannot be terminated at will by Seller.

            (d) Schedule 5.9(d) lists the Plans covering the Specified
            Employees.

            (e) Except as contemplated by Section 7.5.4, there are no Contracts with any Specified Employee providing for severance payments or acceleration of benefits for which Buyer will be liable.

            (f) No collective bargaining agreement exists that is binding on Seller with respect to the Specified Employees, and to Seller's Knowledge, no petition has been filed or proceeding instituted, or any action taken in contemplation of any such filing or institution, by an employee or group of employees of Seller, with the National Labor Relations Board seeking recognition of a bargaining representative.

            (g) There is no labor strike, dispute, slow down or stoppage pending or, to Seller's Knowledge, threatened against Seller by any of the Specified Employees, and Seller has received no demand letters, civil rights charges, suits or drafts of suits with respect to claims made by any of the Specified Employees.

            (h) There are no pending, or to Seller's Knowledge, threatened claims or actions by any Specified Employee against Seller under any worker's compensation policy or long-term disability policy.

            (i) To Seller's Knowledge, Seller is in material compliance will all applicable foreign, federal, state and local laws respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to the Specified Employees.

            (i) To Seller's Knowledge, no Specified Employee is obligated under any agreement or subject to any judgment, decree or order of any court or administrative agency that would interfere with such Specified Employee's efforts to promote the interests of the Business or that would interfere with the Business.

5.10 Accounts Receivable. A list of all Accounts Receivable of the Business as of July 21, 2002, together with a range of days elapsed since invoice, is attached to Schedule 1.1.1(f). All of the Accounts Receivable arose in the Ordinary Course and, are carried (net of reserves) at values determined in accordance with GAAP and to the Knowledge of Seller, as of the date hereof, are reasonably believed to be collectible except to the extent of the reserves therefore. The goods or services involved with respect to such Accounts Receivable have been sold and delivered to the account obligor, are in transit, or are being sold and delivered in accordance with the Ordinary Course practices of the Business, and, except as to the deferred service revenues, no further goods or services are required to be provided in order to complete the portion of the sales covered by the Accounts Receivable, other than those to be provided in accordance with the Ordinary Course practices of the Business. Seller's deferred service revenue as of June 30, 2002 consists entirely of (i) revenue related to services to be performed within thirty days after June 30, 2002 for which invoices have been sent but payment has not yet been received, (ii) PowerPack service for which services will be performed in the future and (iii) customer deposits obtained due to customer's credit worthiness all as set forth on Schedule 1.1.1(f). Seller has not incurred any additional deferred service revenue of the type described in clause (ii) (other than where there is an offsetting Account Receivable) and clause (iii) of the preceding sentence since June 30, 2002. No Accounts Receivable is subject to any Encumbrance. As of the date hereof, no written or, to Seller's Knowledge, oral request or agreement for deduction or discount has been made with respect to any of the Accounts Receivable that has not been included in the reserves.

5.11 Books and Records . All of the books, records, documents, Contracts and accounts of the Business in all material respects (a) have been maintained in accordance with reasonable business practices, and (b) accurately present and reflect all of the material transactions of the Business.

5.12 Assets Utilized in the Business. The Purchased Assets, the license granted under Section 1.4, and the rights acquired by Buyer under the Assigned Contracts collectively include all assets and rights that (i) are material to the operation or conduct of the Business and (ii) are required or used by Seller, or in the case of a Non-Seller Assigned Contract, are required or used by the Affiliate of Seller party to the Contract, to perform the current obligations under the Assigned Contracts, in each case, other than: (a) the services and personnel to be utilized by Seller or its Affiliates in providing the services reflected in the Wholesale Services Agreement; (b) the various administrative services provided by Seller and its Affiliates including bookkeeping, legal support, payroll services, insurance, human resources support, purchasing, and other related activities; (c) the Retained Assets and (d) software licenses which customers of the Business are required to provide under the ASP Contracts which are Assigned Contracts, (e) third party Intellectual Property rights except those licensed to Seller or its Affiliates,
(f) any Transferred Employees or other Specified Employees, (g) Trademarks, and
(h) real estate facilities.

5.13 Intellectual Property. All Know How and Copyrights identified in Section 1.1.1(h), the tangible embodiments thereof delivered to Buyer hereunder, the tangible embodiments of the Licensed Intellectual Property Rights delivered to Buyer hereunder, and the use thereof by Buyer in the same manner used by Seller prior to Closing, and, to Seller's Knowledge (without inquiry or investigation), the Transferred Trademarks, do not, individually or collectively, infringe, misappropriate or otherwise violate the Intellectual Property Rights of any other party. All third party Software delivered or transferred to Buyer under this Agreement will be fully usable to the same degree, and for the same number of users, that such Software was used by Seller prior to Closing. Seller is in full compliance with all of Seller's licenses and other legal obligations applicable to all such third party Software. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER ON BEHALF OF ITSELF AND ITS AFFILIATES EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WITH RESPECT TO ANY KNOW HOW AND COPYRIGHTS IDENTIFIED IN SECTION 1.1.1(H), THE TANGIBLE EMBODIMENTS THEREOF DELIVERED TO BUYER HEREUNDER, AND THE TANGIBLE EMBODIMENTS OF THE LICENSED INTELLECTUAL PROPERTY RIGHTS DELIVERED TO BUYER HEREUNDER,WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY WARRANTIES THAT MAY ARISE FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE.

5.14 No Liquidation, Insolvency, Winding-Up. No Order has been made or petition presented, or resolution passed for the winding-up or liquidation of Seller and there is not outstanding: (a) any petition or Order for the winding-up of Seller; (b) any appointment of a receiver over the whole or part of the undertaking of assets of Seller; (c) any petition or Order for administration of Seller; (d) any voluntary arrangement between Seller and any of its creditors;
(e) any voluntary or involuntary petition for bankruptcy with respect to Seller or (f) any distress or execution or other process levied in respect of Seller that remains undischarged. Seller has not been deemed unable to pay its debts within the meaning of applicable Regulation. The operations of Seller have not been terminated.

5.15 Unaudited Statement of Purchased Assets and Assumed Liabilities; Undisclosed Liabilities. Attached as Schedule 5.15 is the unaudited statement of Purchased Assets and Assumed Liabilities at June 30, 2002 (the "Unaudited Statement"). Seller derived the Unaudited Statement in good faith from its internal books and records using what Seller believes are reasonable accounting methods and procedures under the circumstances. The Unaudited Statement sets forth Seller's book value of the Purchased Assets and Assumed Liabilities as of June 30, 2002 and entries on the Unaudited Statement reflect amounts that would be included in the preparation of a balance sheet prepared in accordance with GAAP. Except as set forth herein, Seller makes no other representations or warranties regarding the historical financial results of the Business on the Unaudited Statement.

5.16 Sole Conduct and Ownership of the Business. Seller and not any Affiliate of Seller takes all actions that are primarily related to or material to the operation and conduct of the Business except the employment of the Specified Employees which is done by an Affiliate of Seller.

                                   ARTICLE VI
                     REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that, except as otherwise indicated on the Disclosure Schedules attached hereto:

6.1 Organization and Related Matters. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of State of Delaware.

6.2 Authorization; No Conflicts. Buyer has all necessary corporate authority and power to execute, deliver and perform this Agreement and the Transaction Documents. The execution, delivery and performance of this Agreement and the Transaction Documents by Buyer have been duly and validly authorized by all necessary action on Buyer's part. This Agreement and the Transaction Documents have been duly executed and delivered by Buyer and constitute Buyer's legally valid and binding obligations, enforceable against Buyer in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally. Buyer's execution, delivery and performance of this Agreement and the Transaction Documents will not violate, or constitute a breach or default under,
(i) Buyer's Organizational Documents or (ii) any Regulation or Order to which Buyer is subject.

6.3 Approvals. Except for any Approvals that Seller is required to obtain pursuant to this Agreement, no Approvals by any Governmental Entity and no material Approvals by any Person not a party to this Agreement are required in connection with the execution or performance of this Agreement by Buyer or the consummation of the Transactions by Buyer.

6.4 Funding. Buyer has, and will have at the Closing, cash available or existing borrowing facilities that, together with its available cash, are sufficient to enable it to consummate the Transactions and pay the Purchase Price and all related fees and expenses for which Buyer will be responsible and will, from time to time, provide assurances and information to Seller as Seller may reasonably request that Buyer will have such financial capability on the Closing Date. Buyer is and will be, immediately after giving effect to the Transactions, able to pay its debts as they become absolute and mature. The capital of Buyer is not and will not be, immediately after and giving effect to the Transactions, unreasonably small for the business in which Buyer is engaged as presently conducted and as proposed to be conducted following the Closing.

6.5 No Brokers or Finders. No agent, broker, finder, investment or commercial banker or other Person, Governmental Entity or firm engaged by or acting on behalf of Buyer or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the consummation of the Transactions, is or will be entitled to any broker's or finder's or similar fees or other commissions payable by Seller as a result of this Agreement or the Transactions.

6.6 Legal Proceedings. There is no Order or Action pending or, to Buyer's Knowledge (without any search of court or other public records), threatened against or affecting Buyer that individually or when aggregated with one or more other Orders or Actions has or if determined adversely would reasonably be expected to have a material adverse effect on Buyer's ability to consummate the Transactions.

6.7 Solely Seller Obligation. Buyer acknowledges and agrees that Buyer will have no claim against any manager, member of the management committee or officer of Seller or any of its Affiliates in connection with this Agreement other than for fraud or willful misconduct.

                                  ARTICLE VII
                        COVENANTS WITH RESPECT TO CONDUCT
                                PRIOR TO CLOSING

7.1 Access. Prior to the Closing Date, Buyer will be entitled, through its employees and other representatives, to gain reasonable access during normal business hours to the assets, properties, business, operations, personnel, professional advisors, contracts and other documents and data of Seller relating to the Business, the Purchased Assets, the Specified Employees and the Assumed Liabilities, including access to discussions with customers and employees (to an extent to be determined by Buyer in its sole discretion, provided that Seller will be afforded an opportunity to participate in any conversations, meetings and the like) and the books, records and financial condition of the Business. Any such access will be at reasonable times and under reasonable circumstances, and Seller will cooperate therein. Buyer will also have reasonable access during normal business hours to the operations of Seller in order to evaluate the functionality of Seller's systems including disaster recover systems; provided that any such access shall occur under the supervision of an employee of Seller or its Affiliates, shall be at reasonable times and with reasonable notice, and shall not disrupt Seller's operation of the Business; provided further that an employee of Seller or its Affiliates, and not Buyer, will operate or otherwise handle any such systems or the related equipment or machinery for the purposes of completing such evaluation. Any and all information or documents obtained from Seller under this Section 7.1 will at all times be subject to the confidentiality provisions set forth in Section 8.1. No information or knowledge obtained in any investigation pursuant to this Section 7.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the Transactions.

7.2 Compliance With Regulations. Each of the parties agrees for the benefit of the other party to comply in all respects with all Regulations of each Governmental Entity and all decisions, rulings, orders and awards of each arbitrator applicable to it or its business, properties or operations in connection with the Transactions if a failure to comply with any of the foregoing, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

7.3 Filings and Consents; Cooperation. Each of the parties will use its best efforts to obtain and to cooperate in obtaining any Approval required in connection with the execution, delivery or performance of this Agreement and the other documents and instruments to be executed pursuant hereto. Each of the parties will also use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions. In particular, the parties will cooperate in obtaining the Approvals necessary to assign the Consent Required Contracts to Buyer pursuant to this Agreement.

7.4 Conduct of Business. Between the date hereof and the Closing Date as contemplated by this Agreement, or as otherwise consented to in writing by
Buyer:

            (a) Seller will:

                         (i)   conduct the Business in the Ordinary Course;

                         (ii) pay the debts and Taxes of the Business, including all Payables, when due consistent with past practice;

                         (iii) pay or perform other obligations of the Business
            when due consistent with past practice;

                         (iv) use Commercially Reasonable Efforts to preserve intact the current business organization of Seller relating to the Business, keep available the services of the current officers, employees and agents of Seller relating to the Business, and maintain the relations and goodwill with the suppliers, customers, distributors, licensors, licensees, landlords, trade creditors, employees, agents, and others having business relationships with Seller relating to the Business, with the goal of preserving unimpaired the goodwill and ongoing business of the Business as of the Closing;

                         (v) confer with Buyer concerning business or operational matters relating to the Business of a significant nature, including developments as to Seller's financial condition and status with creditors that would reasonably be expected to impact the Transactions;

                         (vi) use Commercially Reasonable Efforts to maintain all of the Purchased Assets in their current condition, ordinary wear and tear excepted, and, in the event of any damage to or destruction of any of the Purchased Assets prior to the Closing Date, replace, repair or restore such Purchased Assets as soon as practicable after such event;

                         (vii) use Commercially Reasonable Efforts to make sales
            of the products sold by the Business consistent with past practice;

                         (viii) use Commercially Reasonable Efforts to introduce
            Buyer to customers of the Business and to cooperate with Buyer's efforts to retain the customers of the Business;

                         (ix) maintain the books and records relating to the Business in the Ordinary Course; and

                         (x) report to Buyer concerning any material event or occurrence becoming known to Seller relating to the Business.

            (b) Seller will not:

                         (i) enter into any Contract that would be an Assigned Contract without the consent of Buyer (such consent not to be unreasonably withheld or delayed);

                         (ii) enter into any Contract (or series of related contracts) that would result in a Purchased Asset or constitute an Assigned Liability if such Contract, includes a payment obligation in excess of $75,000, has a duration exceeding one year, or, together with all other new contracts, includes a payment obligation in excess of $250,000;

                         (iii) lower pricing or royalties charged to customers or licensees of the Business;

                         (iv) enter into any strategic arrangement or relationship, development or joint marketing arrangement or agreement relating to the Business;

                         (v) fire, or give notice of termination to, any Transferred Employee other than for cause;

                         (vi)   hire any employees relating to the Business;

                         (vii)  change, increase or amend the rate of
            remuneration or amount of bonuses or other benefits or any other terms of employment of any Transferred Employee;

                         (viii) grant any severance or termination pay to any
            Transferred Employee, amend or modify or alter in any manner any severance plan, agreement or arrangement with any Transferred Employee;

                         (ix) enter into any contract with any Transferred Employee;

                         (x) discount or settle for less than the full stated amount thereof any Account Receivable in excess of the reserves applicable thereto;

                         (xi)   incur any Payable other than in the Ordinary
            Course;

                         (xii) amend, modify, or materially violate the terms of, any of the Assigned Contracts;

                         (xiii) incur any deferred service revenue other than
            for services to be performed within 30 days and for which payment has not been received or with respect to sales of PowerPack services in the Ordinary Course pursuant to the terms of an ASP Contract;

                         (xiv) Remove any Software the license for which is a Purchased Asset from any server which is a Purchased Asset except as required to perform Seller's obligations to customers;

                         (xv) commence or settle any Actions or obtain any releases of threatened Actions involving or relating to the Business to the extent any such settlement would be binding on Buyer or any of the Purchased Assets;

                         (xvi) take any action, or fail to take any action, that would reasonably be expected to result in any of the representations and warranties set forth in Article V not being true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date; or

                         (xvii) take, or agree in writing or otherwise to take,
            any of the actions described in Section 7.4(b)(i) through (xvi) above, or any other action that would reasonably be expected to prevent Seller from performing or cause Seller not to perform its covenants hereunder.

7.5  Employment Matters.

     7.5.1 Transferred Employee. Buyer will offer employment to be effective as of the Closing Date to Specified Employees of its choosing. Each Specified Employee who becomes an employee of Buyer after the Closing pursuant to this Section 7.5 will be referred to as a "Transferred Employee." The terms of each offer of employment will provide that employment will supersede any prior employment agreements and other arrangements with such Specified Employee in effect prior to the Closing Date and contain terms that reflect the following:

            (a) Salary; Location. Each Transferred Employee will be offered a base salary of not less than such Transferred Employee's base salary immediately prior to Closing. Each Transferred Employee will be offered employment in their current city of employment.

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

            (b) Benefits. Transferred Employees will be eligible to participate in Buyer's benefits programs to the same extent as similarly situated employees of Buyer. To the extent permitted by applicable Regulation and applicable Tax qualification requirements, and Buyer will (i) give Transferred Employees full credit under such programs for prior service at Seller for purposes of eligibility and vesting (but not benefit accruals); provided, however, that such service shall not be recognized to the extent it would result in the duplication of benefits and (ii) cause each "employee welfare plan" (as defined in Section 3(1) of ERISA) covering Transferred Employees
            (A) to reduce each such eligible employee's (and his or her eligible dependents) annual deductible limits under such plans for the plan year in which the Closing Date occurs to the extent deductible expenses were incurred and recognized for comparable purposes under the comparable benefit plans covering such employees immediately prior to the Closing Date, and (B) to waive any pre-existing condition limitations or exclusions that do not apply to such employees immediately prior to the Closing Date. Nothing in this
            Section 7.5.1(b) will be construed to entitle any Transferred Employee to continue his or her employment with Buyer for any period of time and the employment of all Transferred Employees will be terminable "at-will."

     7.5.2 Termination of Employment; Health Care Coverage. Immediately prior to the Closing, Seller will terminate (a) the employment of all Transferred Employees, and (b) all employment agreements and other arrangements with the Transferred Employees. As of the Closing, Seller shall pay to the Transferred Employees any and all liabilities relating to or arising out of their employment or termination of employment by Seller or its Affiliates, including any payments and benefits due to such Transferred Employees pursuant to accrued wages, salary, bonus, severance not caused by Buyer's breach of Section 7.5.1, commission or other forms of compensation. Buyer will provide continuation health care coverage to all Transferred Employees and their qualified beneficiaries who incur a qualifying event after the Closing Date in accordance with and to the extent required under the continuation health care coverage requirements of Code Section 4980B, as amended, and Sections 601 through 608 of ERISA ("COBRA"). Seller will be responsible for providing continuation coverage and all related notices to the extent required by law to any Specified Employee or qualified beneficiary who incurs or incurred a qualifying event under COBRA on or before the Closing Date.

     7.5.3 Benefits Liabilities. From and after the Closing, Seller will assume or retain, as the case may be, and be solely responsible for all debts, liabilities and obligations, arising under, resulting from or relating to the Plans or Seller's employment of or termination of the Specified Employees, whether incurred before, on or after the Closing (the "Benefits Liabilities"). From and after the Closing, Buyer will be solely responsible for all liabilities and obligations, arising under, resulting from or relating to Buyer's employment or termination of the Transferred Employees.

     7.5.4 Severance. For a period of at least three months after the Closing Date, Buyer will cause the Transferred Employees to be eligible for benefits under a severance or separation pay policy or plans that are at least the same as or comparable to the severance or separation pay policy benefits as described on Schedule 7.5. Buyer will recognize the service of each such Transferred Employee with Seller for eligibility, vesting, and benefit determinations with respect to severance or separation pay policy after the Closing.

     7.5.5 WARN Act. On and after the Closing Date, with respect to any terminations by Buyer after the Closing Date, Buyer will be responsible with respect to the Transferred Employees and their beneficiaries for compliance with the Worker Adjustment and Retraining Notification Act of 1988, including any requirement to provide for and discharge any and all notifications, benefits, and liabilities to Transferred Employees and any Governmental Entity. Buyer will not take any action after the Closing Date that would cause any termination of employment of any employees by Seller or any of its Affiliates prior to the Closing Date to constitute a "plant closing" or "mass layoff" under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local law or create any liability to Seller or any of its Affiliates for employment terminations under applicable Regulation.

     7.5.6 H-1B Nonimmigrant Visas. In the event any Transferred Employee requires an H-1B visa to work in the United States, Buyer will be responsible for all actions and costs associated with transferring any H-1B nonimmigrant visas for the Transferred Employees from Seller to Buyer, including (a) filing, to the extent necessary, a Labor Condition Application with the U.S. Department of Labor or a Form I-129, Petition for Nonimmigrant Worker, with H Supplement, and supporting documentation with the Immigration and Naturalization Service and (b) paying any transfer fees or associated costs or expenses therewith.

7.6 Transaction Documents. The parties will use Commercially Reasonable Efforts to complete negotiations within ten Business Days of the date of this Agreement with respect to a sales agency agreement (the "Sales Agency Agreement) an administrative services agreement (the "Administrative Services Agreement"), the Escrow Agreement, and, if requested by Buyer in its sole discretion, a Real Estate Agreement. Under the Administrative Services Agreement, Seller will provide to Buyer administrative services upon usual and customary terms and conditions for such an agreement, an outline of which are set forth on Schedule
7.6. If the parties are unable to complete negotiations with respect to the Sales Agency Agreement by the time all other conditions to closing are satisfied, the Closing will not be delayed

7.7  Update of Disclosure Schedule; Notification of Certain Matters.

     7.7.1 Update of Disclosure Schedule. Schedules 1.1.1(a)-1 through 1.1.1(f) will be updated by Buyer and Seller two Business Days prior to the Closing such that, as to the Business:

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

            (a) the following will be included among the Purchased Assets: (i) those ASP Contracts, ISV Contracts, Software Contracts and Additional Contracts primarily related to the operation of the Business entered into by Seller in the Ordinary Course in accordance with the terms hereof after the date of this Agreement and prior to the Closing Date (to the extent they permit assignment to Buyer),
            (ii) any rights in and to additional assets that are obtained, installed, licensed or acquired by Seller in accordance with the terms hereof after the date of this Agreement and prior to the Closing Date (in each case to the extent such assets would constitute Purchased Assets if they were owned or leased by or licensed to Seller on the date hereof), (iii) any Contract which is not listed as an Assigned Contract or a Retained Contract as of the date of this Agreement but which the parties in good faith agree should be transferred to Buyer;

            (b) the following will be removed from the Purchased Assets: (i) those Contracts that expire in accordance with the terms thereof after the date hereof but prior to the Closing Date (other than a termination of an ASP Contract prior to expiration); (ii) those Account Receivables which are paid in accordance with the terms hereof and (iii), with Buyer's consent which will not be unreasonably withheld or delayed any rights in and to any assets that are lost, removed, or otherwise terminated by Seller in the Ordinary Course in accordance with the terms hereof after the date hereof but prior to the Closing Date;

     7.7.2 Notification. Seller will give prompt notice to Buyer, and Buyer will give prompt notice to Seller, of: (a) the occurrence, or failure to occur, of any event that would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate at the Closing Date, and (b) any failure on its part to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 7.7.2 will not (x) limit or otherwise affect any remedies available to the party receiving such notice or (y) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by Buyer or Seller pursuant to this
     Section 7.7.2, will be deemed to amend or supplement such party's Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant without the written consent of the other party.

7.8 Tax Allocation. Before the Closing, by mutual agreement of the parties, the Purchase Price will be allocated to broad categories constituting components of the Purchased Assets (the "Allocation"). Each party will report the Transactions in accordance with the agreed upon Allocation (except to the extent modifications are necessary to reflect changes in the Purchased Assets and Assumed Liabilities between the date of the Allocation and the Closing Date) for all federal, state, local and other tax purposes, but such allocation will not constrain reporting for other purposes.

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                                  ARTICLE VIII
                         ADDITIONAL CONTINUING COVENANTS

8.1 Confidentiality. All non-public, confidential information received from the other party is deemed received pursuant to the Confidentiality Agreement. Each party will comply, and will cause its employees, officers, directors, advisors and other representatives to comply, with the provisions of the Confidentiality Agreement with respect to such information. The provisions of the Confidentiality Agreement are hereby incorporated by reference with the same effect as if fully set forth herein. If this Agreement terminates for any reason, any documents or other materials obtained from Seller or otherwise in Buyer's possession or under Buyer's control, including any extracts or other documents containing confidential information, will be promptly returned to Seller or destroyed by Buyer, which destruction will be certified in writing by Buyer within five (5) Business Days following such termination. Notwithstanding anything to the contrary herein or in the Confidentiality Agreement, Buyer is entitled to discuss publicly the material terms of this Agreement, including the Purchase Price, and to file this Agreement in order to meet regulatory requirements.

8.2 Change of Name. Buyer acknowledges that Seller is retaining all Trademarks that include, and all other rights in, the name "Qwest," either alone or in conjunction with other words or phrases, including "Qwest Cyber.Solutions," and any derivation or variant thereof. As of the Closing Date, Buyer will not use "Qwest Cyber Solutions" in the external operations of the Business including marketing, sales and dealing with third parties, will promptly cease using the Qwest name in its internal operations, and shall operate the Business under a new name of its choosing.

8.3 Sales and Use Taxes. Seller and Buyer will each be responsible for the payment of, and will pay when due, half of any sales, use, excise, or similar transfer taxes (the "Transfer Taxes") that may be payable in connection with the sale or purchase of the Purchased Assets; provided that if any law or regulation requires that one party (and not the other party) pay any such Transfer Taxes, such party shall pay those Transfer Taxes and shall be promptly reimbursed by the other party for half of the amount of those Transfer Taxes. The parties hereto will cooperate with each other and use Commercially Reasonable Efforts to minimize the Transfer Taxes.

8.4  Tax Matters.

            (a) In the case of any real or personal property taxes (or other similar Taxes) attributable to the Purchased Assets which returns cover a taxable period commencing before the Closing Date and ending thereafter, Buyer shall prepare such returns and make all payments required with respect to any such return, provided, however, Seller will promptly reimburse Buyer upon receipt of a copy of the filed Tax Return to the extent any payment made by Buyer relates to that portion of the taxable period ending on or before the Closing Date which amount shall be determined and prorated on a per diem basis.

            (b) After the Closing, Seller and Buyer will, (a) cooperate fully with each other in the preparation and filing of all Tax Returns and with respect to any Tax investigation, audit or other proceeding with respect to the Business or the Purchased Assets (a "Tax Proceeding"); and (b) provide, or cause to be provided, any records and other information in their possession or control or in the control of their representatives reasonably requested by such other party in connection therewith, as well as access to, and the cooperation of, their respective auditors. Each party will notify the other promptly upon receipt of any notice of any pending or threatened Tax Proceeding with respect to the Purchased Assets. Seller will have the right to control the handling and disposition of such Tax Proceeding (and to employ counsel of its choice at its expense) if the Tax Proceeding might result in increased Tax liabilities of Seller. Buyer will take such action as Seller may reasonably request by notice in connection with such Tax Proceeding. If the outcome of the Tax Proceeding could have an adverse effect on Buyer, then Buyer may participate in the Tax Proceeding and Seller will use Commercially Reasonable Efforts to keep Buyer fully informed in a timely manner as to the status and resolution of the Tax Proceeding. Buyer and Seller will bear their respective costs and expenses in connection with any Tax Proceeding.

8.5  Post-Closing Cooperation.

            (a) At any time or from time to time after the Closing, at Buyer's request and without further consideration, Seller shall: (i) execute and deliver to Buyer such other instruments of sale, transfer, conveyance, assignment and confirmation; (ii) provide such materials and information; (iii) to assist Buyer in preparing copyright registrations for any of the copyrightable works described in
            Section 1.1.1 (h); and (iv) take such other actions, as Buyer may reasonably deem necessary or desirable and reasonably request in order more effectively to transfer, convey and assign to Buyer, to confirm Buyer's title to, all of the Purchased Assets, to enforce Buyer's Rights thereunder and, to the full extent permitted by law, to put Buyer in actual possession and operating control of the Purchased Assets and to use Commercially Reasonable Efforts to assist Buyer in exercising all rights with respect thereto and otherwise to cause Seller to fulfill its obligations under this Agreement and the Transaction Documents. In addition, if after Buyer has made reasonable efforts to enforce an Assigned Contract or collect an Account Receivable, Seller, upon Buyer's reasonable request, shall file and prosecute litigation, at Buyer's expense, to enforce such Assigned Contracts or to collect such the Account Receivable. In lieu of filing and prosecuting such litigation, Seller may, in its sole discretion, grant Buyer a power of attorney to file and prosecute such litigation. Notwithstanding anything to the contrary in this paragraph, Buyer shall have no right to require or compel Seller to provide it with a power of attorney.

            (b) Following the Closing, Seller will afford Buyer, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business in Seller's possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by Buyer in connection with:
            (i) the determination
            or enforcement of rights and obligations against any party to an Assigned Contract; (ii) establishing title or other rights with respect to any Purchased Asset; (iii) the determination of or defense of claims made with any third party in connection with the Assumed Liabilities; or (iv) compliance with the requirements of any Governmental Entity.

            (c) For a period not to exceed 90 calendar days after the Closing, Seller will use Commercially Reasonable Efforts to introduce Buyer to customers of the Business and to cooperate with Buyer's efforts to retain the customers of the Business. All related travel expenses associated with such introductions will be borne by Buyer.

8.6 Non-Competition; Non-Solicitation. The provisions of this Section 8.6 are not assignable in whole or in part, directly or by operation of law, to any third party.

     8.6.1 Noncompetition. Beginning on the Closing Date and ending on the second (2/nd/) anniversary of the Closing, Seller will not directly or indirectly engage in the Initial Noncompete Business anywhere in the Restricted Territory without the prior written consent of Buyer, and beginning on the second anniversary of the Closing and ending on the third (3/rd/) anniversary of the Closing, Seller will not directly or indirectly engage in the Subsequent Noncompete Business anywhere in the Restricted Territory without the prior written consent of Buyer; provided that nothing herein will prevent Seller or its Affiliates from owning for passive investment purposes less than five percent (5%) of the outstanding equity of a Person engaged in a Noncompete Business; provided further that Seller will not be in breach of this Section 8.6 if Seller or its Affiliates acquires another Person that engages, as less than twenty percent (20%) of the net revenues of such Person's business, in activities that are in direct competition with the Noncompete Business, as long as Seller, acting in good faith, did not acquire such Person in order to compete in the Noncompete Business. Buyer agrees that the foregoing covenant will not prohibit or restrain the ability of Seller or its Affiliates from engaging in any business activity not constituting a Noncompete Business. If Seller requests a written consent from Buyer under this Section 8.6.1, Buyer shall promptly grant or reject such request, in its sole discretion. For the purpose of this paragraph 8.6.1, "Noncompete Business" shall mean an Initial Noncompete Business for the period from the Closing Date through the 2/nd/ anniversary of the Closing Date and Subsequent Noncompete Business for the period from the 2/nd/ anniversary of the Closing Date through the 3/rd/ anniversary of the Closing Date.

     8.6.2  Nonsolicitation.

            (a) Employees. Beginning on the date hereof and ending on the third
            (3rd) anniversary of the Closing, Seller will not directly or indirectly, (i) make, offer, solicit or induce to enter into, any written or oral arrangement, agreement or understanding regarding employment or retention as a consultant or independent contractor, or (ii) encourage or take any other action that is intended to induce or encourage, or has the effect of inducing of encouraging, any Transferred Employee to terminate his or her employment with Buyer or its Affiliates; provided, however, that Seller will be permitted to engage in, and make subsequent employment offers resulting from, generalized searches for employees through media advertisements, employment firms or otherwise that are not focused on Persons employed by Buyer.

            (b) Customers. Beginning on the date hereof and ending on the third
            (3rd) anniversary of the Closing: (i) Seller will not directly or indirectly, encourage or take any other action that is intended to induce or encourage, or has the effect of inducing of encouraging, any current customer or supplier of the Business to terminate or alter the relationship of such party with the Business and (ii) Seller will not during the term of an ASP Contract (and for a period of 180 days after the expiration of such ASP Contract), provide any services to the customer that Buyer (whether directly or by subcontract) is providing pursuant to the ASP Contract as of the Closing Date. For purposes of this Section 8.6.2(b), "expiration" shall mean expiration after any current or renewal term of a contract, termination by Buyer for reasons other than customer's breach, or termination by customer for breach of the ASP Contract, other than breach related to Seller's assignment of the contract to Buyer or services that Seller is providing indirectly through Buyer to the customer under the Wholesale Services Agreement. Notwithstanding anything else contained herein, the provision of telecommunications services and the indirect provision of services through Buyer pursuant to the Wholesale Services Agreement or similar agreement will be exempt from the restrictions contained in this Section 8.6.2(b).

     8.6.3 Enforcement. The covenants contained in Section 8.6.1 will be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant will be deemed identical in terms to the covenant contained in Section 8.6.1. Seller and Buyer agree and acknowledge that it is not their intention in
     Section 8.6.1 to violate any public policy or statutory or common law. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) will be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. If the provisions of Section 8.6.1 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

     8.6.4 Preservation of Value. Seller acknowledges that (a) the goodwill associated with the existing business, customers and assets of the Business prior to the Closing are an integral component of the value of the Business to Buyer and is reflected in the value of the Purchase Price to be received by Seller, and (b) Seller's agreement as set forth in this Section 8.6 is necessary to preserve the value of the Business for Buyer following the date hereof. Seller also acknowledges that the limitations of time, geography and scope of activity agreed to in Section 8.6.1 are reasonable because, among other things, (i) Buyer and Seller are engaged in a highly competitive industry, (ii) Seller has had unique access to the trade secrets and know-how of the Business including the plans and strategy (and, in particular, the competitive strategy) of the Business, and (iii) Seller is receiving significant consideration in connection with the consummation of the transactions contemplated by this Agreement.

     8.6.5 Injunctive Relief. The parties agree that in the event of a breach or threatened breach by Seller of any of the covenants set forth in this
     Section 8.6, monetary damages alone would be inadequate to fully protect Buyer from, and compensate Buyer for, the harm caused by such breach or threatened breach. Accordingly, Seller agrees that if it breaches or threatens breach of any provision of this Section 8.6, Buyer will be entitled to seek, in addition to any other right or remedy otherwise available, the right to injunctive relief restraining such breach or threatened breach and to specific performance of any such provision of this
     Section 8.6.

8.7 No Shop. Until the earlier of (a) the Closing Date and (b) the date of termination of this Agreement pursuant to the provisions of Section 10.1, Seller will not (nor will Seller permit any of its officers, directors, employees, agents or representatives), directly or indirectly, to take any of the following actions with any party other than Buyer and its designees: (i) solicit, encourage, initiate or participate in any negotiations or discussions with respect to, any offer or proposal to acquire any of the Purchased Assets, whether by merger, purchase of assets, or otherwise, or effect any such transaction to the extent such transaction would be consummated prior to the earlier of the consummation of the Transactions or the termination of this Agreement, (ii) disclose any information not customarily disclosed to any Person concerning the Business or afford to any person or entity access to the Purchased Assets or to the books or records pertaining thereto in connection with any proposal to purchase any of the Purchased Assets, (iii) assist or cooperate with any Person to make any proposal to purchase any of the Purchased Assets, or (iv) enter into any agreement with any Person providing for the acquisition of the Purchased Assets (whether by way of merger, purchase of assets or otherwise). In the event Seller shall receive any proposal referenced above it shall promptly notify Buyer. The parties hereto agree that irreparable damage would occur if the provisions of this Section 8.7 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Buyer shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section
8.7 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Buyer may be entitled at law or in equity.

8.8 Publicity and Reports. All media releases, public announcements and public disclosures by either party with respect to the Transactions will be coordinated between and approved by the parties before release, it being understood that while the parties will consult in good faith, they will not have approval rights over any announcement of the other party intended solely for internal distribution or any disclosure of the other party required by legal, accounting, or regulatory requirements, or any listing agreement with a nationally recognized stock exchange. Such approval will not be unreasonably withheld, conditioned or delayed by either party. Buyer and Seller will release jointly the press release attached hereto as Exhibit 8.8-1 no later than the first Business Day after the execution of this Agreement. Within 12 hours after such release, Seller will send to each customer of the Business the letter in the form attached hereto as Exhibit 8.8-2 and will send to each Specified

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Employee an e-mail in the form attached hereto as Exhibit 8.8-3. Either party may refer to or quote from the agreed press release or any mutually approved public statement without further approval of the other party.

8.9 Financial Statements. Seller will cooperate, including providing customary management letters and affording reasonable access during normal business hours at reasonable times and with reasonable notice to managers, books and records and auditor's work papers, with Buyer and Buyer's accountants in the preparation of audited financial statements for the Business Buyer is required to file under
Item 7 of Form 8-K under the Securities Exchange Act of 1934, as amended. The parties shall each be responsible for and pay half of the fees of the fees of the accountants relating to the audit of such financial statements. Seller agrees that it will not terminate the employment of Gregg Zajkowski prior to 75 calendar days after the Closing and that within two weeks of the Closing Date Seller will prepare financial statements for the Business in SEC compliant format sufficient (other than the need for an audit) to satisfy Buyer's filing requirement under Item 7 of Form 8-K under the Securities Exchange Act of 1934, as amended. In addition, within 5 Business Days after the Closing Date, Seller will provide to Buyer updated Schedules 1.1.1(f) and 5.15 accurate as of the Closing Date.

                                   ARTICLE IX
                                 INDEMNIFICATION

9.1 Obligations of Seller. Seller will indemnify and hold harmless Buyer and its directors, officers, employees, stockholders, Affiliates, agents, representatives, successors and assigns (collectively, "Buyer Indemnified Persons") from and against any and all Losses directly or indirectly as a result of, based upon, arising from or resulting from (a) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Seller in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement (it being understood that for purposes of the Indemnifications set forth in this Article IX, all qualifications as to "materiality" and "Material Adverse Effect" contained in any representation and warranty shall be disregarded for purposes of determining the amount of Losses), (b) the Retained Assets,(c) the Excluded Liabilities and
(d) a Revenue Shortfall Loss.

9.2 Obligations of Buyer. Buyer will indemnify and hold harmless Seller and its management committee members, members, officers, employees, Affiliates, agents, representatives, successors and assigns (collectively, "Seller Indemnified Persons") from and against any and all Losses directly or indirectly as a result of, based upon, arising from or resulting from: (a) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Buyer in or pursuant to this Agreement (it being understood that for purposes of the Indemnifications set forth in this Article IX, all qualifications as to "materiality" and "Material Adverse Effect" contained in any representation and warranty shall be disregarded for purposes of determining the amount of Losses); (b) Buyer's conduct and operation of the Business from and after the Closing; and (c) the Assumed Liabilities.

9.3  Definition of Loss with Respect to ASP Contracts. In the event that, ninety
(90) calendar days after the Closing Date, Annualized Revenue is less than the Threshold Amount, Buyer shall be

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deemed to have incurred a Loss (a "Revenue Shortfall Loss") equal to the sum of
(i) 50% of the difference between Annualized Revenue less the Threshold Amount plus (ii) 50% of the Termination Payments; provided that if the foregoing calculation results in a positive number Buyer shall be deemed not to have incurred a Revenue Shortfall Loss. For the purpose of this Section 9.3, capitalized terms shall have the following meanings:

     9.3.1 "Annualized Revenue" shall mean the sum of the AR Amounts for all Effective Contracts;

     9.3.2 "AR Amount" shall mean for each ASP Contract the amount listed to the right of such Contract on Schedule 5.8 under the heading "Est NTM Revenue";

     9.3.3  "Effective Contract" shall mean an ASP Contract listed on Schedule
     5.8 with respect to which, as of ninety (90) calendar days after the Closing Date, Buyer has not (i) received a notice of termination of such ASP Contract, which has not been revoked (ii) sent a notice of breach by the customer of such ASP Contract or (iii) [***].

     9.3.4 "Termination Payments" shall mean the sum of (i) all payments actually received by Buyer within ninety (90) calendar days after the Closing Date from customers in connection with the termination, after the date of this Agreement, of an ASP Contract listed on Schedule 5.8 and (ii) all amounts due from customers in connection with the termination, after the date of this Agreement, of an ASP Contract listed on Schedule 5.8 with respect to which, as of ninety (90) calendar days after the Closing Date, Buyer has received written confirmation from the customer that the customer intends to pay (which confirmation Buyer shall use Commercially Reasonable Efforts to obtain), excluding any payment arising from the Termination Pending Contract.

     9.3.5 "Threshold Amount" shall mean $27,500,000 less the AR Amounts for any ASP Contracts for which Buyer has received a notice terminating the contract, which has not been revoked within 90 calendar days after the Closing, based upon a breach of such ASP Contracts by Buyer and [***].




-----------------

     [***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

9.4  Limit of Indemnification. The indemnification obligation pursuant to
     Section 9.3 shall be Buyer's sole remedy after the Closing Date for any Losses [***] except with respect to such claims and damages arising directly out of a Seller's fraud or willful or intentional misconduct.

9.5 Procedure Notice. Any party seeking indemnification with respect to any Loss (the "Indemnified Party") will promptly notify the party required to provide indemnity hereunder (the "Indemnifying Party") in accordance with
     Section 11.10; provided, however, that the failure to give such notice will not affect the right of the Indemnified Party to indemnification, except to the extent the failure to give notice materially prejudices the Indemnifying Party.

     9.5.2 Defense. If any claim, demand or liability is asserted by any third Person against any Indemnified Party (a "Third Party Claim"), the Indemnified Party will, upon notice of the claim or demand, promptly notify the Indemnifying Party, and the Indemnifying Party will defend and/or settle any actions or proceedings brought against the Indemnified Party in respect of matters embraced by the indemnity with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not promptly defend or settle any such claims, the Indemnified Party will have the right to control any defense or settlement, at the expense of the Indemnifying Party. No claim will be settled or compromised without the prior written consent of each party to be affected, with such consent not being unreasonably withheld. The Indemnified Party will at all times also have the right to participate fully in the defense at its own expense unless: (a) under applicable standards of conduct, a conflict on any significant issue exists between any two or more Indemnified Parties; or
     (b) the Third Party Claim is made both against an Indemnifying Party and an Indemnified Party and the Indemnified Party has been advised by counsel that there are legal defenses available to such Indemnified Party that are materially different from those available to the Indemnifying Party, in which case the fees and expenses of one counsel in respect of such claim incurred by the Indemnified Party will be paid by Indemnifying Party. The parties will cooperate in the defense of all Third Party Claims that may give rise to Indemnifiable Claims hereunder. In connection with the defense of any claim, each party will make available to the party controlling such defense, any books, records or other documents within its control that are reasonably requested in the course of such defense.

     9.5.3 Claims Between the Parties. If the Indemnified Party has a claim against the Indemnifying Party that does not involve a Third Party Claim (an "Inter-Party Claim"), the Indemnified Party will notify the Indemnifying Party with reasonable promptness of the claim, and, to the extent known, specifying the nature, estimated amount and the specific basis for the claim. The Indemnifying Party will respond within thirty days of receipt of the

-----------------

     [***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

     notice of an Inter-Party Claim. If the Indemnifying Party fails to respond, the claim specified by the Indemnified Party will be conclusively deemed a liability of the Indemnifying Party, subject only to proof of the amount of Loss. If the Indemnifying Party timely disputes the claim, the Indemnified and the Indemnifying Party will negotiate in good faith to resolve the dispute, and if not resolved, either party may pursue whatever remedies it may have.

     9.5.4 Order of Payment. To the extent that Buyer has the right to receive payment from Seller pursuant to this Section IX, as long as the Escrow Fund is available, the first One Million Five Hundred Thousand Dollars ($1,500,000) of such payment shall be satisfied by disbursements from the Escrow Fund; provided that, the Escrow Fund shall be available only for a Revenue Shortfall Loss or for other Losses subject to indemnification under
     Section 9.1 with respect to which Buyer has given Seller notice of within ninety (90) days after the Closing Date; provided further that, to the extent that claims under this Section IX exceed One Million Five Hundred Thousand Dollars ($1,500,000), the Escrow Fund shall be first used to pay claims arising from a breach of a representation or warranty or a Revenue Shortfall Loss. Buyer and Seller shall cooperate on the preparation of written instructions to the Escrow Agent with respect to any amounts both parties agree are to be paid to Buyer from the Escrow Fund.

9.6 Indemnification Threshold; Maximum Losses. Neither party will have any indemnity obligation arising out of breaches of representations and warranties unless and until the aggregate amount of Losses incurred, sustained or accrued by the other party as a result of such breaches exceeds Two Hundred Fifty Thousand Dollars ($250,000) and only to the extent of any Losses in excess of that amount; provided, however that in no event will the amount of such indemnification exceed, in the aggregate, an amount equal to Five Million Dollars ($5,000,000), in the case of Buyer, or Five Million Dollars ($5,000,000) plus the amount of any disbursements to Buyer from the Escrow Fund, in the case of Seller, except in each case with respect to such claims and damages arising directly out of a party's fraud willful or intentional misconduct

9.7 Cooperation. In connection with any Indemnifiable Claim, the Indemnified Party will cooperate in all reasonable requests of the Indemnifying Party.

9.8 Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no party, or its Affiliates, will be liable to the other party, or its Affiliates, for any damages other than compensatory damages, except in the case of bad faith, fraud or willful or intentional misconduct. Neither party will be entitled to recover and hereby waives any claim with respect to, and will not seek, consequential, punitive, exemplary or any other special damages as to any matter under, relating to or arising out of the Transactions, except with respect to such claims and damages arising directly out of a party's bad faith, fraud or willful or intentional misconduct.

9.9  Escrow Arrangements.

     9.9.1 Escrow Fund. As described in Section 2.1, at the Closing, Buyer shall transfer to the Escrow Agent the Escrow Amount, such Escrow Amount to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein and in an escrow agreement

     (the "Escrow Agreement") to be entered into between Buyer, Seller and an escrow agent (the "Escrow Agent") mutually agreeable to Buyer and Seller. The Escrow Fund shall be available to compensate for Losses incurred by Buyer Indemnified Persons and subject to Indemnification by Seller pursuant to Section 9.1.

     9.9.2 Distribution of Escrow Fund to Satisfy Claims. The Escrow Agent shall disburse the amounts held in the Escrow Fund upon (i) receipt of a written instructions executed by Buyer and Seller pursuant to Section 9.5.4 authorizing such disbursement or (ii) a court order mandating such disbursement.

     9.9.3 Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Closing Date and shall terminate at 5:00 p.m., local time, 120 calendar days after the Closing Date (the "Escrow Period"); provided, however, that the Escrow Period shall not terminate with respect to (i) any amounts that Buyer states in good faith are subject to unresolved claims against Seller relating to Revenue Shortfall Losses or (ii) other unresolved claims under Section 9.1 which were made by Buyer within ninety (90) days after the Closing Date (together, the "Unresolved Amounts") in a notice sent to Escrow Agent and Seller prior to the end of the Escrow Period. With respect to the Unresolved Amounts, the Escrow Period shall end upon receipt by Escrow Agent of a memorandum executed by Buyer and Seller stating that the Escrow Period with respect to such Unresolved Amount has terminated or a court order mandating the disbursement of the Unresolved Amount. Unless such amounts are required to be distributed to Buyer to satisfy claims pursuant to Section 9.9.2 hereof, Escrow Agent shall disburse to Seller all remaining amounts in the Escrow Fund upon the termination of the Escrow Period with respect to such amounts

     9.9.4 Escrow Agent's Duties. . The Escrow Agent will be subject to customary duties and responsibilities to be set forth in the Escrow Agreement and agreed to by Buyer, Seller and the Escrow Agent. Buyer and Seller shall each be responsible for half of the fees of Escrow Agent.

                                   ARTICLE X
                           TERMINATION OF OBLIGATIONS

10.1 Termination of Agreement. Notwithstanding anything herein to the contrary, this Agreement and the Transactions may be terminated at any time before the Closing Date as follows and in no other manner, so long as the terminating party is not then in material breach hereunder:

     10.1.1 Mutual Consent. By mutual consent in writing of Buyer and Seller.

     10.1.2 Conditions Not Met.

            (a) By Buyer if any event occurs or condition exists that would render impossible the satisfaction, as of the Closing Date, of one or more conditions to the obligations of Buyer to consummate the Transactions as set forth in Section 4.1 or 4.2.

            (b) By Seller if any event occurs or condition exists that would render impossible the satisfaction, as of the Closing Date, of one or more conditions to the obligations of Seller to consummate the Transactions as set forth in Section 4.1 or 4.3.

     10.1.3 Drop-Dead Date. By either Seller or Buyer if the Closing does not occur on or before the close of business on September 30, 2002; provided that the right to terminate this Agreement under this Section 10.1.3 will not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes breach of this Agreement.

     10.1.4 Order. By either Seller or Buyer if any Governmental Entity has issued an Order or taken any other actions (that the parties will use their Commercially Reasonable Efforts to lift), in either case permanently restraining, enjoining or otherwise prohibiting or making illegal the Transactions, and such Order or other action becomes final and non-appealable.

     10.1.5 Material Breach. By Buyer or Seller if there has been a material misrepresentation or other material breach by the other party in its representations, warranties or covenants set forth herein; provided, however, that if such breach or misrepresentation is susceptible to cure, the breaching party will have thirty (30) calendar days, after receipt of notice from the other party of its intention to terminate this Agreement if such breach or misrepresentation continues, in which to cure such breach or misrepresentation.

     10.1.6 Regulatory Action. By Buyer or Seller if there has been any action taken, or any Regulation or Order enacted, promulgated or issued or deemed applicable to the Transactions by any Governmental Entity, that would: (a) prohibit Buyer's ownership or operation of any portion of the Business or
     (b) compel Buyer or Seller to dispose of or hold separate all or any portion of the business or assets of Buyer or Seller as a result of the Closing.

10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate without further liability of any party to another; provided, however, that the obligations of the parties contained in Section 8.1 (Confidentiality) and
Article IX will survive any such termination. A termination under Section 10.1 will not relieve any party of any liability for a breach of, or for any misrepresentation under this Agreement, or be deemed to constitute a waiver of any available remedy for any such breach or misrepresentation.

10.3 Survival of Representations and Warranties and Covenants. Each of the representations and warranties made in this Agreement will terminate on the date that is the 18 months after the Closing Date, except that those representations and warranties made in Sections 5.1 (Organization and Related Matters), 5.2 (Authorization; No Conflicts), 5.6 (a) (Title; Purchased Assets), 6.1 (Organization and Related Matters) and 6.2 (Authorization; No Conflicts) will survive the Closing and remain in full force and effect indefinitely, and if a claim or notice is given under Article IX (Indemnification) with respect to any representation or warranty before the applicable expiration date, such representation or warranty will continue indefinitely until such claim is finally resolved. The covenants and agreements of the parties set forth in this Agreement and the indemnification obligations of the parties hereunder will survive for the applicable statute of limitations, except as expressly provided herein.

                                   ARTICLE XI
                                     GENERAL

11.1 General Rules of Construction. For all purposes of this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (a) terms include the plural as well as the singular; (b) all accounting terms not otherwise defined have the meanings assigned under GAAP; (c) all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement; (d) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision; (e) "or" is not exclusive; and (f) "including" and "includes" will be deemed to be followed by "but not limited to" and "but is not limited to," respectively.

11.2 Amendments; Waivers. Except as expressly provided herein, this Agreement and any attached Schedule or Exhibit may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby will be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided. 11.3 Schedules; Exhibits; Integration. Each Schedule and Exhibit delivered pursuant to the terms of this Agreement must be in writing and will constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. This Agreement, together with such Schedules and Exhibits, and the other agreements and instruments delivered at the Closing, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, of the parties in connection therewith.

11.4 Governing Law. This Agreement and the legal relations between the parties will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State and without regard to conflicts of law doctrines unless certain matters are preempted by federal law.

11.5 No Assignment. Unless otherwise expressly provided, neither this Agreement nor any rights or obligations under it are assignable by one party without the prior written consent of the other party other than in connection with a Change of Control of party.

11.6 Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

11.7 Counterparts. This Agreement and any amendment hereto or any other agreement delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All counterparts will constitute one and the same agreement and will become effective when one or more counterparts have been signed by each party and delivered to the other party. A facsimile signature page will be deemed an original.

11.8 Successors and Assigns; No Third Party Beneficiaries. This Agreement is binding upon and will inure to the benefit of each party and their respective successors or assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person or Governmental Entity any rights or remedies of any nature whatsoever under or by reason of this Agreement.

11.9 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement must be in writing and will be deemed to have been given: (a) immediately when personally delivered or delivery is refused; (b) when received by first class mail, return receipt requested; (c) one day after being sent by Federal Express or other overnight delivery service; or (d) when receipt is acknowledged, either electronically or otherwise, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Buyer and Seller will, unless another address is specified by Buyer or Seller hereafter in writing, be sent to the address indicated below:

            If to Buyer, addressed to:

            Corio, Inc.
            959 Skyway Road, Suite 100
            San Carlos, California 94070
            Attention: (a) President and CEO and (b) General Counsel
            Facsimile: (650) 232-3271

            with a copy to (which will not constitute notice):

            Wilson Sonsini Goodrich & Rosati
            Professional Corporation
            650 Page Mill Road
            Palo Alto, CA 9434-1050
            Attention: Douglas H. Collom
            Facsimile: 650-493-6811

            If to Seller, addressed to:

            Qwest Cyber.Solutions LLC
            1899 Wynkoop
            Denver, Colorado 80202
            Attention: John Hopkins
            Facsimile: 303-675-0764

            with a copy to (which will not constitute notice):

            O'Melveny & Myers LLP

            1999 Avenue of the Stars , Suite 700
            Los Angeles, California 90067
            Attention: Steven L. Grossman, Esq.
            Facsimile: (310) 246-6779

11.10 Expenses. Except as otherwise set forth herein, Seller and Buyer will each pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the Transactions, including, the fees, expenses and disbursements of their respective accountants and counsel.

11.11 Attorney Fees. In the event of any Action for the breach of this Agreement or for misrepresentation by any party, the prevailing party will be entitled to reasonable attorney's fees, costs and expenses incurred in such Action. Attorneys fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item. The preceding sentence is intended to be severable from the other provisions of this Agreement and to survive any judgment and, to the maximum extent permitted by law, will not be deemed merged into any such judgment.

11.12 Waiver. No failure on the part of any party to exercise or delay in exercising any right hereunder will be deemed a waiver thereof, nor will any single or partial exercise preclude any further or other exercise of such or any other right.

11.13 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

11.14 Representation By Counsel; Interpretation. Seller and Buyer each acknowledge that each has been represented by counsel in connection with this Agreement and the Transactions. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement will be interpreted in a reasonable manner to effect the intent of Buyer and Seller.

11.15 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it will be adjusted rather than voided, if possible, to achieve the intent of the parties. All other provisions of this Agreement will be deemed valid and enforceable to the extent possible.

                           [signature page to follow]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

                          "BUYER"

                          CORIO, INC.

                          By:     /s/ George Kadifa
                             ---------------------------------------------------

                          Name:       George Kadifa
                               -------------------------------------------------

                          Title: Chairman, President and Chief Executive Officer
                                ------------------------------------------------


                          "SELLER"

                          QWEST CYBER.SOLUTIONS LLC

                          By:     /s/ Afshin Mohebbi
                             ---------------------------------------------------

                          Name:       Afshin Mohebbi
                               -------------------------------------------------

                          Title:
                                ------------------------------------------------
                                      -37-

                                     ANNEX 1

                                   DEFINITIONS

"Accounts Receivable" is defined in Section 1.1.1(f).

"Action" means an action, suit, investigation, complaint, claim, notice of infringement, instruction to cease and desist, demand or other proceeding, threatened or pending, whether civil or criminal, in law or in equity or before any arbitrator or Governmental Entity.

"Administrative Services Agreement" is defined in Section 7.6.

"Additional Contracts" means any Contract other than an ASP Contract, ISP Contract, PSO Contract or Software Contract.

"Affiliate" of a Person means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. The term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") means the possession of the power to direct the management and policies of the referenced Person, whether through ownership interests, by contract or otherwise.

"Agreement" is defined in the introductory paragraph.

"Allocation" is defined in Section 2.3.

"Approval" means an authorization, consent, consent to assignment, approval or waiver of, clearance by, notice to or registration or filing with, or any other similar action by or with respect to a Governmental Entity or any other Person and the expiration or termination of all prescribed waiting, review or appeal periods with respect to any of the foregoing, that is required in order to consummate the Transactions, including transferring or assigning all of the Purchased Assets (including Assigned Contracts) to Buyer.

"Application Management Services" means performing technical and functional management, support and services for third parties with respect to software applications, including, with respect to such applications: (i) configuration, repair and maintenance of applications, including managing application software patches, major and minor application upgrades, and rollout of and transition to new versions; (ii) application architecture design and tuning, including performance tuning; (iii) automation and integration related to such applications; and (iv) managing the access to, and use of, such applications by customers.

"ASP Contracts" means a Contract relating to the provision to third parties of the services of the Business.

"Assigned Contracts" is defined in Section 1.1.1(a).

                                 Definitions-1

"Assumed Liabilities" is defined in Section 1.2.

"Assumption Agreement" means that certain Assumption Agreement between Buyer and Seller to be entered into on the Closing Date, the form of which is attached as Exhibit A.

"Benefits Liabilities" is defined in Section 7.5.3.

"Bill of Sale" means that certain Bill of Sale by Seller to be entered into on the Closing Date, the form of which is attached as Exhibit B.

"Business" means (a) the business, software, products, services, and operations of (i) providing managed software applications for third party enterprise applications including managing, using for the benefit of customers, monitoring, maintaining and making available such applications, and (ii) owning the servers necessary to host such applications, and (iii) managing and monitoring servers for the benefit of customers by Seller while owning the servers, but none of the data centers, networks, and other infrastructure, necessary to provide such services and (b) the use of Software, Know-How and processes owned by Seller or leased or licensed by Seller from a third party, but not an Affiliate, to perform infrastructure management and to manage servers, all as presently conducted or as required to be conducted under the Assigned Contracts.

"Business Day" means any day excluding Saturday, Sunday and any day that is a legal holiday in the State of New York or is a day on which banking institutions located in such jurisdiction are authorized or required by law or other governmental action to close.

"Buyer" is defined in the introductory paragraph.

"Buyer Indemnified Persons" is defined in Section 9.1.

"Change of Control" means: (a) the consummation of a merger or consolidation of party with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by Persons who were not stockholders of the party immediately prior to such merger, consolidation or other reorganization; or (b) the sale, transfer or other disposition of 50% or more of a party's assets.

"Closing" is defined in Section 3.1.

"Closing Date" is defined in Section 3.1.

"COBRA" is defined in Section 7.5.2.

"Code" means the Internal Revenue Code of 1986, as amended.

"Commercially Reasonable Efforts" means efforts that are designed to enable a party, directly or indirectly, to satisfy a condition to, comply with a covenant required by, or otherwise assist in the

                                 Definitions-2
consummation of, the Transactions and that do not require the performing party to expend funds or assume liabilities other than expenditures and liabilities that are customary and reasonable in nature and amount in the context of the Transactions.

"Confidentiality Agreement" means the Confidentiality Agreement, dated as of February 6, 2002, between an Affiliate of Seller and Buyer, a copy of which is attached hereto as Exhibit D.

"Consent Required Contracts" means those contracts identified as "Consent Required Contracts" on Schedule 5.8.

"Contract" means any mortgage, indenture, lease, contract, covenant or other agreement, instrument or commitment, permit, concession, franchise or license.

"Covered Business" means the business, software, products, services, and operations of with or related to (i) Application Management Services, and (ii) providing infrastructure management services.

"Disclosure Schedule" means either Seller's Disclosure Schedule delivered by Seller to Buyer on the date hereof and as amended from time to time pursuant to the terms of this Agreement, or Buyer's Disclosure Schedule delivered by Buyer to Seller on the date hereof and as amended from time to time pursuant to the terms of this Agreement, as the context requires. Any fact or item that is disclosed in any section of the Disclosure Schedule will be deemed to be disclosed in all applicable sections of the Disclosure Schedule, notwithstanding the omission of a reference or a cross-reference thereto. The disclosure of any fact or item in the Disclosure Schedule will not constitute any acknowledgment regarding the materiality of such disclosure or whether the subject matter of such disclosure will have a Material Adverse Effect.

"Dollars" and "$" refer to United States dollars and other lawful currency of the United States of America.

"Encumbrance" means any claim, charge, lease, covenant, easement, encumbrance, security interest, lien, option, pledge, right of others, or restriction of any nature (whether on voting, sale, transfer, disposition, use, ownership, competition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law or any Permitted Encumbrances.

"Enterprise Software Application" means a software program that is made generally commercially available from an independent software vendor (ISV), and that is considered `enterprise software' (as the terminology for such classification may evolve over time, including subsets of such classification and terminology referring to software substantially similar to that currently considered enterprise software) in the marketplace, taking into account the marketing of such program and the classification of such program by industry analysts.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                                 Definitions-3

"Escrow Agent" is defined in Section 9.9.1.

"Escrow Agreement" is defined in Section 9.9.1.

"Escrow Amount" is defined in Section 2.1.

"Escrow Fund" is defined in Section 9.9.1.

"Excluded Liabilities" is defined in Section 1.3.

"GAAP" means United States generally accepted accounting principles consistently applied by Seller.

"Governmental Entity" means any agency, bureau, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state, county or local, domestic or foreign.

"Indemnifiable Claim" means any Loss for or against which any party is entitled to indemnification under this Agreement.

"Indemnified Party" is defined in Section 9.3.1.

"Indemnifying Party" is defined in Section 9.3.1.

"Initial Non-Compete Business" means the business of performing Application Management Services with respect to Enterprise Software Applications, but shall not include providing the following services to any third party: (a) the services proposed to be provided to Buyer under the Wholesale Services Agreement, including the Managed Service Exhibit thereto; (b) the services included in the PSO Business; (c) monitoring of Enterprise Software Applications; or (d) services relating to electronic messaging applications.

"Intellectual Property Rights" means any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated with: (i) and all inventions (whether patentable or not) and invention disclosures and improvements thereon, and all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof ("Patents"); (ii) all trade secrets and know-how ("Know-How") ; (iii) all works of authorship, copyrights, mask works, and copyright and mask work registrations and applications ("Copyrights"); (iv) all industrial designs and any registrations and applications therefor; (v) all trade names, logos, trademarks and service marks; trademark and service mark registrations and applications ("Trademarks"); (vi) all databases and data collections (including knowledge databases, customer lists and customer databases); (vii) all rights in or to Software or other Technology; (viii) rights to Domain Names; (ix) any similar, corresponding or equivalent rights to any of the foregoing; and (x) all goodwill associated with any of the foregoing.

"Inter-Party Claim" is defined in Section 9.3.3.

                                 Definitions-4

"ISV Contracts means the Contracts listed on Schedule 1.1.1(a)-2.

"Joinder Agreement" is defined in Section 4.2.5.

"Know-How" is defined in the definition of Intellectual Property Rights.

"Knowledge" means, with respect to Seller, the knowledge, with a reasonable duty of inquiry and investigation (internal to Seller and its Affiliates), of Doug Stone, Senior Vice President of Seller, Gregg Zajkowski, Chief Financial Officer of Seller, Denzil Samuels, Senior Vice President, Products and Services, Marla Dugger, Corporate Counsel, and Tom Schill, Vice President, Networks Operations and Engineering, of Seller, and, with respect to Buyer, the knowledge, with a reasonable duty of inquiry and investigation (internal to Buyer and its Affiliates), of Buyer's executive officers and directors.

"Licensed Intellectual Property Rights" means all statutory and/or common law rights throughout the world in, arising out of, or associated therewith in any Patents, Know-How, and Copyrights existing and used in, or which would otherwise be infringed by, Seller's Covered Business as of the Closing Date, and as to which Seller as of the Closing Date has the right to grant a license of the scope set forth in Section 1.4, without an obligation to pay a fee of any kind to a third party other than any fee that Seller would have been obligated to pay if the transaction contemplated herein had not occurred.

"Loss" means any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified Person.

"Material Adverse Effect" means any change in or effect on the Purchased Assets, Assumed Liabilities or the Business as expected to be conducted immediately after the Closing (i.e., giving effect to the transfers of the Purchased Assets and Assumed Liabilities contemplated by this Agreement) that would (a) be materially adverse to the conduct or value of the Business by Buyer immediately following the Closing Date, (b) materially impair the validity or enforceability of this Agreement and the Transaction Documents taken as a whole, (c) materially impair the value of the Purchased Assets or (d) materially impair Buyer's ability to realize the benefit of the indemnification provisions of this Agreement or the Joinder Agreement; provided, however, that the following will not constitute a Material Adverse Effect: (i) termination of employment of any person or persons; (ii) general economic conditions; (iii) any changes generally affecting the industries in which Seller currently operates the Business, provided that such changes do not materially disproportionately affect Seller; or (iv) anything specifically disclosed in the Disclosure Schedule.

"Non-Seller Assigned Contract" means an Assigned Contract where an Affiliate of Seller and not Seller is the party to the Contract.

                                 Definitions-5

"Order" means any decree, injunction, judgment, order, ruling, assessment or writ.

"Ordinary Course" means for the Business, with respect to any Person and as of any date of determination, the conduct or operation of a line of business of such Person in the ordinary course of such business, as then conducted and proposed to be conducted, in a manner consistent with the past business practices of such Person and in accordance with the reasonable requirements of such business, in each case as determined with respect to such business as of such date of determination.

"Organizational Documents" means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the operating agreement and certificate of organization or formation for a limited liability company; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

"Payables" means all accounts payable to trade creditors relating to or arising from the Business that are reflected on the Unaudited Statements and unpaid as of the Closing and those incurred on or after June 30, 2002 in the Ordinary Course and in accordance with the terms hereof that are in the same categories as those listed on the Unaudited Statements. Payables will be computed in accordance with GAAP, but will not include Seller's transaction expenses in connection with the Transactions.

"Permitted Encumbrances" means: (a) Encumbrances for Taxes not yet delinquent or the validity of which are being contested in good faith by appropriate actions and that are described in Schedule 5.6; (b) Encumbrances existing on the Closing Date to remain on the Purchased Assets after the Closing as listed in Schedule 5.6; (c) Encumbrances that are statutory liens of landlords, carriers, warehousemen, mechanics, materialmen and other Encumbrances imposed by law created in the Ordinary Course of Seller for amounts not yet due and for which, at Closing, Seller will have incurred no liability to pay; (d) Encumbrances that are minor or technical defects in title that in the aggregate do not materially affect the value, marketability or utility of the Purchased Assets as presently used; and (e) Encumbrances that are Assumed Liabilities.

"Person" means an individual, a corporation, a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated association or any other entity or organization, including a Governmental Entity.

"Plans" means employee benefit plans and collective bargaining, employment or severance agreements or other similar arrangements applicable to Specified Employees to which Seller any one of its Affiliates is a party, including (a) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, (b) any plan, agreement or arrangement providing for "fringe benefits" or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to company automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance, (c) any employment agreement, or (d) any other "employee benefit plan" (within the meaning of Section 3(3) or ERISA).

                                 Definitions-6

"PSO Business" means traditional professional information technology consulting and messaging services.

"PSO Contracts" means those agreements, other than ASP Agreements, between Seller and third parties primarily related to the provision by Seller to such third parties of the professional services of information technology consulting personnel.

"Purchase Price" is defined in Section 2.2.

"Purchased Assets" is defined in Section 1.1.1.

"Real Estate Agreement" means a triple net sub-lease of such amount of Seller's space under either or both of Seller's leases in Dallas and/or Denver as Buyer reasonably requests. The sublease(s) will last until the expiration of the applicable lease terms and fully reimburse Seller for all pro rata costs and expenses of the occupied space, common areas and leasehold amenities.

"Regulation" means (a) any applicable law, statutes, rule, regulation, ordinance, judgment, decree, ruling, order, award, injunction, recommendation or other official action of any Governmental Entity, and (b) any official change in the interpretation or administration of any of the foregoing by the Governmental Entity or by any other Governmental Entity or other Person responsible for the interpretation or administration of any of the foregoing.

"Restricted Territory" means each and every country, province, state, city or other political subdivision of the world including those in which Seller is currently engaged in the Business or otherwise distributes, licenses or sells its ASP products or services.

"Retained Assets" is defined in Section 1.1.2.

"Retained Contracts" is defined in Section 1.1.2(a).

"Revenue Shortfall Loss" is defined in Section 9.3.

"Sales Agency Agreement" is defined in Section 7.6.

"Seller" is defined in the introductory paragraph.

"Seller Indemnified Persons" is defined in Section 9.2.

"Software" means any and all computer software and code, including assemblers, applets, compilers, source code, object code, data (including image and sound data), design tools and user interfaces, in any form or format, however fixed. Software will include source code listings and documentation.

"Software Contract" is a Contract granting a license to use Software.

"Specified Employees" is defined in Section 5.9(a).

                                 Definitions-7

"Subsequent Non-Compete Business" means the business of performing Application Management Services with respect to Ariba applications, PeopleSoft applications, Oracle applications, SAP applications and Siebel applications, but shall not include providing the following services to any third party: (a) the services proposed to be provided to Buyer under the Wholesale Services Agreement, including the Managed Service Exhibit thereto; (b) the services included in the PSO Business; (c) monitoring of Enterprise Software Applications; or (d) services relating to electronic messaging applications.

"Tax Proceeding" is defined in Section 8.4.

"Tax Return" means a report, return or other information required to be filed by a Person with or submitted to a Governmental Entity with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes the Person.

"Taxes" means any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any Governmental Entity, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

"Technology" means all information related to, constituting or disclosing, and all tangible copies and embodiments in any media of, technology, including all know-how, show-how, techniques, trade secrets, inventions (whether or not patented or patentable), algorithms, routines, Software, hardware, files, databases, works of authorship, methods and processes.

"Termination Pending Contract" shall mean the ASP Contract identified as the Termination Pending Contract on Schedule 5.8.

"Third Party Claim" is defined in Section 9.3.2.

"Trademarks" is defined in the definition of Intellectual Property Rights.

"Transaction Documents" is defined in Section 3.3.1.

"Transactions" means, collectively, the transactions undertaken pursuant to, or otherwise contemplated by, the Agreement and the Transaction Documents.

"Transferred Employee" is defined in Section 7.5.1.

"Transferred Records" is defined in Section 1.1.1(g).

"Transfer Taxes" is defined in Section 8.3.

"Transferred Trademarks" is defined in Section 1.1.1(e).

                                 Definitions-8

"Unaudited Statement" is defined in Section 5.15.

"Unresolved Amounts" is defined in Section 9.9.3.

"Wholesale Services Agreement" means the Wholesale Services Agreement between Seller and Buyer to be entered into at or before the Closing Date in the form attached as Exhibit C.

                                      [END]

                                 Definitions-9

                                    Exhibit A

                          FORM OF ASSUMPTION AGREEMENT

This Assumption Agreement (this "Agreement") is made effective as of _________, __, 2002, by and between CORIO, INC., a Delaware corporation ("Buyer"), and QWEST CYBER.SOLUTIONS LLC, a Delaware limited liability company ("Seller"). Capitalized terms used in this Agreement and not otherwise defined have the meanings stated in the Asset Purchase Agreement (as defined below). The parties hereto hereby agree as follows:

                                   BACKGROUND

WHEREAS, Seller and Buyer have entered into that certain Asset Purchase Agreement, dated as of August 1, 2002 (the "Asset Purchase Agreement"), under which Seller has agreed to sell, convey, assign, transfer and deliver the Purchased Assets to Buyer or its assigns.

WHEREAS, all of the instruments, documents and agreements required to be executed and delivered in order to consummate the Transactions are being executed and delivered by and to the respective parties to the Asset Purchase Agreement concurrently herewith.

1. Assumption. Seller hereby transfers unto Buyer all of its obligations and duties in connection with the Assumed Liabilities. Buyer hereby assumes and agrees to pay, perform, discharge and be responsible for the Assumed Liabilities from and after the date hereof.

2. Representations and Warranties. All representations and warranties of the parties set forth in the Asset Purchase Agreement will continue in effect as provided therein and will not be deemed to be amended, modified, terminated or superseded by or merged with this Agreement.

3.   Miscellaneous Provisions.

     3.1 Amendments; Waiver. The terms, provisions and conditions of this Agreement may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby will be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

     3.2 Further Assurances. Each party will execute and deliver, both before and after the Closing, such further certificates, agreements and other documents and take such other actions as the other party may reasonably request or as may be necessary or appropriate to consummate or implement the Transactions, including to assume or evidence the assumption of the Assumed Liabilities, or to evidence such events or matters.

     3.3 Assignment. Neither this Agreement nor any rights or obligations under it are assignable by one party without the prior written consent of the other party other than in connection with a Change of Control of a party.

     3.4 Descriptive Headings. The descriptive headings of the sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

     3.5 Counterparts. This Agreement and any amendment hereto or any other agreement delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All counterparts will constitute one and the same agreement and will become effective when one or more counterparts have been signed by each party and delivered to the other party. A facsimile signature page will be deemed an original.

     3.6 Governing Laws. This Agreement and the legal relations between the parties will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State and without regard to conflicts of law doctrines unless certain matters are preempted by federal law.

     3.7 Waiver. No failure on the part of any party to exercise or delay in exercising any right hereunder will be deemed a waiver thereof, nor will any single or partial exercise preclude any further or other exercise of such or any other right.

     3.8 Representation By Counsel; Interpretation. The parties each acknowledge that each has been represented by counsel in connection with this Agreement and the Transactions. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement will be interpreted in a reasonable manner to effect the intent of the parties hereto.

     3.9 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it will be adjusted rather than voided, if possible, to achieve the intent of the parties. All other provisions of this Agreement will be deemed valid and enforceable to the extent possible.

                           [signature page to follow]

     IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be duly executed as of the day and year first above written.

BUYER:                                  SELLER:

CORIO, INC.                             QWEST CYBER.SOLUTIONS LLC

By: _______________________________     By: __________________________________

Name: _____________________________     Name: ________________________________

Title: ____________________________     Title: _______________________________

                                    Exhibit B

                        FORM OF BILL OF SALE AND LICENSE

This Bill of Sale and License (this "Bill of Sale") is made effective as of ________ __, 2002, by and between CORIO, INC., a Delaware corporation ("Buyer"), and QWEST CYBER.SOLUTIONS LLC, a Delaware limited liability company ("Seller"). Capitalized terms used in this Agreement and not otherwise defined have the meanings stated in the Asset Purchase Agreement (as defined below). The parties hereto hereby agree as follows:

                                   BACKGROUND

WHEREAS, Seller and Buyer have entered into that certain Asset Purchase Agreement, dated as of August 1, 2002 (the "Asset Purchase Agreement"), under which Seller has agreed to sell, convey, assign, transfer and deliver the Purchased Assets to Buyer or its assigns, and to grant a license pursuant to
Section 1.4 of the Asset Purchase Agreement.

1. Sale. Seller does hereby sell, convey, assign, transfer and deliver to Buyer, and Buyer does hereby purchase, acquire and accept from Seller, all of Seller's right, title and interest in and to the Purchased Assets.

2. Representations. All representations, warranties, agreements and indemnities of Seller with respect to the Purchased Assets set forth in the Asset Purchase Agreement will continue in effect as provided therein and will not be deemed to be amended, modified, terminated or superseded by or merged with this Bill of Sale.

3.   Miscellaneous Provisions.

     3.1 Amendments; Waiver. The terms, provisions and conditions of this Bill of Sale may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Bill of Sale or any agreement contemplated hereby will be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

     3.2 Further Assurances. Each party will execute and deliver, both before and after the Closing, such further certificates, agreements and other documents and take such other actions as the other party may reasonably request or as may be necessary or appropriate to consummate or implement the Transactions, including to more effectively transfer the Purchased Assets, or to evidence such events or matters.

     3.3 Assignment. Neither this Bill of Sale nor any rights or obligations under it are assignable by one party without the prior written consent of the other party other than in connection with a Change of Control of a party.

     3.4 Descriptive Headings. The descriptive headings of the sections and subsections of this Bill of Sale are for convenience only and do not constitute a part of this Bill of Sale.

     3.5 Counterparts. This Bill of Sale and any amendment hereto or any other agreement delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All counterparts will constitute one and the same agreement and will become effective when one or more counterparts have been signed by each party and delivered to the other party. A facsimile signature page will be deemed an original.

     3.6 Governing Laws. This Bill of Sale and the legal relations between the parties will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State and without regard to conflicts of law doctrines unless certain matters are preempted by federal law.

     3.7 Waiver. No failure on the part of any party to exercise or delay in exercising any right hereunder will be deemed a waiver thereof, nor will any single or partial exercise preclude any further or other exercise of such or any other right.

     3.8 Representation By Counsel; Interpretation. The parties each acknowledge that each has been represented by counsel in connection with this Bill of Sale and the Transactions. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Bill of Sale against the party that drafted it has no application and is expressly waived. The provisions of this Agreement will be interpreted in a reasonable manner to effect the intent of the parties hereto.

     3.9 Severability. If any provision of this Bill of Sale is held to be unenforceable for any reason, it will be adjusted rather than voided, if possible, to achieve the intent of the parties. All other provisions of this Bill of Sale will be deemed valid and enforceable to the extent possible.

                           [signature page to follow]

     IN WITNESS WHEREOF, Seller and Buyer have caused this Bill of Sale and License to be duly executed as of the day and year first above written.

BUYER:                                  SELLER:

CORIO, INC.                             QWEST CYBER.SOLUTIONS LLC

By: _______________________________     By: __________________________________

Name: _____________________________     Name: ________________________________

Title: ____________________________     Title: _______________________________

                                   Exhibit C
                          Wholesale Services Agreement

                                    EXHIBIT D

                           QWEST SERVICES CORPORATION
                             1801 California Street
                             Denver, Colorado 80202

                                February 6, 2002

CONFIDENTIAL

Corio, Inc.
959 Skyway Road, Suite 100
San Carlos, CA 94070

Attention:     Arthur Chiang, Senior VP of Corporate Development

Ladies and Gentlemen:

               We are discussing a possible transaction (the "Transaction") between Corio, Inc. or one of its subsidiaries or affiliates (collectively, the "Company") and Qwest Services Corporation or one of its subsidiaries or affiliates (including, among others, Qwest Cyber Solutions, L.L.C.) (collectively, "Qwest"). This letter agreement sets forth the understanding between the Company and Qwest with respect to the terms on which each party is prepared to continue their discussions and to make available to the other party information that is non-public, confidential or proprietary in nature (collectively, the "Evaluation Material").

          1. Confidentiality. Each party and its representatives shall treat confidentially all Evaluation Material received from the other party and its representatives, except that the receiving party and its representatives need not maintain the confidentiality of those portions of the Evaluation Material that (a) become generally available to the public other than as a result of a disclosure by the receiving party or its representatives or (b) were available or become available to the receiving party or any of its representatives on a non-confidential basis, provided that the source of such information was not then known by the receiving party or its representatives, after reasonable investigation, to be bound by a confidentiality agreement with or other obligation of confidentiality to the other party or any of its affiliates with respect to such material.

          2. Use. Notwithstanding anything to the contrary herein, each party and its representatives shall use the Evaluation Material received from the other party and its representatives solely for the purpose of determining whether it wishes to enter into a Transaction. If a party decides not to proceed with a Transaction, it shall notify the other party promptly of its decision. Each party and its representatives shall then promptly return to the other party or destroy all Evaluation Material received from the other party and its representatives. Nothing herein shall create any non-compete or similar obligation on either party.

          3. Protection. If a party or any of its representatives receiving any Evaluation Material is requested or required to disclose any Evaluation Material in any legal proceeding or similar process, the party shall give the other party prompt written notice of such request or requirement so that the other party may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this letter agreement, and the party or its representatives subject to such request or requirement shall cooperate with the other party to obtain such protective order.

          4. Disclosure. The parties and their representatives shall not make any disclosure that the parties or their representatives are having or have had discussions concerning a Transaction, that the parties or their representatives have received Evaluation Material or that the parties are considering a possible Transaction. However, a party may make such disclosure if the party based on advice of its counsel that such disclosure is required by law. Before making any such disclosure, the party shall promptly advise and consult with the other party and its legal counsel concerning the information the party proposes to disclose. Each party shall be responsible for any breach of this agreement by any of its employees, officers, directors, principals, partners, financing sources, accountants, attorneys, advisors, affiliates and other representatives.

          5. Entire Agreement: Counterparts. This letter agreement embodies the entire agreement and understanding of the Company and Qwest with respect to the Transaction and supercedes all prior agreements or understandings with respect to the matter. This letter agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          6. Disputes: Governing Law. Each party (a) agrees that any legal action with respect to this letter agreement or the Transaction may be brought in a federal or state court sitting in the Borough of Manhattan, New York, (b) accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts and (c) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action in those jurisdictions. All matters related to this letter agreement shall be governed by the laws of the State of New York (without regard to principles of conflicts of laws).

          7. Non-Solicitation. For six (6) months following the date of this agreement, neither party nor any of their representatives will (or will encourage, assist or permit others to), directly or indirectly, solicit, for the purpose of hiring, any of the other party's senior executives.

          8. Not Binding Commitment. Except as stated above, this letter agreement is not intended to be, and does not constitute, a binding or enforceable agreement with respect to the Transaction. This letter agreement does not create a duty on the part of any party to negotiate in good faith toward a binding contract relating to a Transaction, and may not be relied upon by any party as the basis for a contract with respect to the Transaction or any other transaction by estoppel or otherwise. A binding agreement with respect to the Transaction will result only from execution of the definitive agreements relating to the Transaction, and in each case subject to the conditions expressed therein. This letter agreement and all obligations of the parties hereunder shall terminate on the first anniversary of the date hereof, unless terminated earlier in accordance with its terms, provided that the obligation not to use the other party's Evaluation Material except to evaluate the possible Transaction shall survive for two years from the date of this letter agreement.

                _______________________[Intentionally Left Blank]

               If this letter agreement expresses your understanding with respect to the matters subject to this letter agreement, please sign the enclosed copy of this letter agreement where indicated below and return the signed copy to us at the above address by address by 5:00 p.m., Mountain time, on February 6, 2002.

                                          QWEST SERVICES CORPORATION

                                          By: /s/ Yash Rana
                                             -----------------------------------
                                               Name: Yash Rana
                                               Title: VP

ACKNOWLEDGED AND AGREED AS OF
THE DATE FIRST WRITTEN ABOVE:

CORIO, INC.

By: /s/ Arthur Chiang
    -----------------------------------
     Name: Arthur Chiang
     Title: Senior VP of Corporate Development.

                                    Exhibit E

                            FORM OF JOINDER AGREEMENT

This Joinder Agreement (this "Joinder Agreement") is made effective as of ________ __, 2002, by and between CORIO, INC., a Delaware corporation ("Buyer"), and Qwest Services Corporation, a Colorado corporation ("QSC"). Capitalized terms used in this Agreement and not otherwise defined have the meanings stated in the Asset Purchase Agreement (as defined below).

                                   BACKGROUND

WHEREAS, Buyer and Qwest Cyber.Solutions LLC, a wholly-owned subsidiary of QSC ("Seller"), have entered into that certain Asset Purchase Agreement, dated as of August 1 2002 (the "Asset Purchase Agreement"), under which Buyer has agreed to acquire certain assets and assume certain liabilities of Seller; and

WHEREAS, QSC has agreed to make certain representations, warranties, covenants and agreements in connection with the execution of the Asset Purchase Agreement;

NOW, THERFORE, for good and valid consideration, the receipt of which is hereby acknowledged the parties agrees as follows:

1. Representations and Warranties of QSC. QSC represents to Buyer as follows:

(a) QSC is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. QSC has all necessary power and authority to own its properties and to carry on its business.

(b) QSC has all necessary power and authority to execute, deliver and perform this Joinder Agreement, to sell, convey and assign assets as described in
Section 3 hereof in accordance with the terms hereof, and to grant the license described in Section 4 hereof. The execution, delivery and performance of this Joinder Agreement by QSC and of the Asset Purchase Agreement and the Transaction Documents by Seller have and of the Asset Purchase Agreement and the Transaction Documents by Seller have has been duly and validly authorized by all necessary action on the part of QSC and its Affiliates. This Joinder Agreement has been duly executed and delivered by QSC and constitutes QSC's legally valid and binding obligations, enforceable against QSC in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally. QSC's execution, delivery and performance of this Joinder Agreement will not conflict with, violate, or constitute a breach or default under QSC's Organizational Documents, or any Regulation or Order to which QSC or any of its Affiliates is subject.

(c) No Approvals by any Governmental Entity and no material Approvals by any Person not a party (including a party to any agreement with QSC) to this Joinder Agreement are required in connection with the execution or performance of this Joinder Agreement by QSC or the consummation of the transactions contemplated herein.

(d) No Order has been made or petition presented, or resolution passed for the winding-up or liquidation of QSC and there is not outstanding: (a) any petition or Order for the winding-up of QSC; (b) any appointment of a receiver over the whole or part of the undertaking of assets of QSC; (c) any petition or Order for administration of QSC; (d) any voluntary arrangement between QSC and any of its creditors; (e) any voluntary or involuntary petition for bankruptcy with respect to Seller or (f) any distress or execution or other process levied in respect of QSC that remains undischarged. QSC has not been deemed unable to pay its debts within the meaning of applicable Regulation. The operations of QSC have not been terminated.

2. Joinder. QSC hereby joins the Asset Purchase Agreement solely for the purpose of (i) being jointly and severally liable with respect to the indemnification obligations of Seller under Article IX thereof (including the indemnification threshold and maximum losses set forth in Section 9.4), (ii) being bound, and causing its Affiliates to be bound, by the covenants in Sections 7.4(b)(v) through (ix), 7.5.2, 7.5.3, 8.5, 8.6, 8.7, 8.8 and 8.9, and (iii) being bound by the agreement in Section 1.5, as fully as though QSC (or in the case of clause
(ii) and (iii), QSC and its Affiliates) were a signatory with respect to such Article and Sections.

3. Transfer of Assets. QSC agrees that if any right, title and interest in and to any assets, properties, rights, privileges, claims and contracts, real, personal and mixed, tangible and intangible, absolute or contingent, that are material to or primarily related to the operations of the Business wherever located other than Retained Assets, are held by QSC or its Affiliates then, QSC will take such steps as are necessary to promptly transfer such right, title or interest to Buyer.

4. License. Effective as of the Closing and only upon Closing, QSC hereby grants to Buyer a non-exclusive, royalty-free, worldwide, perpetual, irrevocable, non-terminable, license under all Licensed Intellectual Property Rights to conduct a Covered Business. Buyer may grant sublicenses of the foregoing license only to Buyer's Affiliates and other third parties and only to the extent reasonably necessary to enable Buyer or its Affiliates to conduct a Covered Business. Buyer may assign the foregoing license only in connection with Change of Control of Buyer or to an Affiliate of Buyer that is conducting (or for the purpose of conducting) a Covered Business. The foregoing license granted to Buyer is, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, a license to "Intellectual Property Rights" as defined thereunder. Notwithstanding any provision contained herein to the contrary, if QSC is under any proceeding under the Bankruptcy Code and the trustee in bankruptcy of QSC, or QSC, as a debtor in possession, rightfully elects to reject the license granted to Buyer, Buyer may, pursuant to 11 U.S.C.
Section 365(n)(1) and (2), retain any and all of Buyer's rights under such license, to the maximum extent permitted by law. "Licensed Intellectual Property Rights" means all statutory and/or common law rights throughout the world in, arising out of, or associated therewith in any Patents, Know-How, and Copyrights existing and used in, or which would otherwise be infringed by, Seller's Covered Business as of the Closing Date, and as to which QSC or its Affiliates as of the Closing Date has the right to grant a license of the scope set forth in this
Section 4, without an obligation to pay a fee of any kind to a third party other than any fee that QSC or its Affiliates would have been obligated to pay if the transaction contemplated herein had not occurred.

5. Miscellaneous Provisions.

          (a) The terms, provisions and conditions of this Joinder Agreement may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Joinder Agreement or any agreement contemplated hereby will be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

          (b) Neither this Joinder Agreement nor any rights or obligations under it are assignable by one party without the prior written consent of the other party other than in connection with a Change of Control of a party.

          (c) The descriptive headings of the sections and subsections of this Joinder Agreement are for convenience only and do not constitute a part of this Joinder Agreement.

          (d) This Joinder Agreement and any amendment hereto or any other agreement delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All counterparts will constitute one and the same agreement and will become effective when one or more counterparts have been signed by each party and delivered to the other party. A facsimile signature page will be deemed an original.

          (e) This Joinder Agreement and the legal relations between the parties will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State and without regard to conflicts of law doctrines unless certain matters are preempted by federal law.

          (f) No failure on the part of any party to exercise or delay in exercising any right hereunder will be deemed a waiver thereof, nor will any single or partial exercise preclude any further or other exercise of such or any other right.

          (g) The parties each acknowledge that each has been represented by counsel in connection with this Joinder Agreement and the Transactions. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Joinder Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement will be interpreted in a reasonable manner to effect the intent of the parties hereto.

          (h) If any provision of this Joinder Agreement is held to be unenforceable for any reason, it will be adjusted rather than voided, if possible, to achieve the intent of the parties. All other provisions of this Joinder Agreement will be deemed valid and enforceable to the extent possible.

     IN WITNESS WHEREOF, QSC and Buyer have caused this Joinder Agreement to be duly executed as of the day and year first above written.

BUYER:                                  QSC:

CORIO, INC.                             QWEST SERVICES CORPORATION

By: ________________________________    By: _________________________________

Name: ______________________________    Name: _______________________________

Title: _____________________________    Title: ______________________________